SCHEDULE 14A INFORMATION
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Saia, Inc.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 27, 2010

To Our Shareholders:

We cordially invite you to attend the 2010 annual meeting of shareholders of Saia, Inc. The meeting will take place at the Renaissance Concourse Atlanta Airport Hotel, One Hartsfield Centre Parkway, Atlanta, Georgia 30354 on April 27, 2010 at 10:30 a.m. local time. We look forward to your attendance, either in person or by proxy.

The purpose of the meeting is to:

1. Elect three directors, each for a term of three years;

2. Ratify the appointment of KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2010; and

3. Transact any other business that may properly come before the meeting and any postponement or adjournment of the meeting.

Only shareholders of record at the close of business on March 12, 2010 may vote at the meeting or any postponements or adjournments of the meeting.

By order of the Board of Directors,

James A. Darby
Secretary

March 26, 2010

Please complete, date, sign and return the accompanying proxy card or vote by telephone. The enclosed return envelope requires no additional postage if mailed in either the United States or Canada. Alternatively, you may vote electronically via the Internet. Go to www.investorvote.com and follow the steps outlined on the secure website.

If you are a registered shareholder, you may elect to have next year’s proxy statement and annual report made available to you via the Internet. We strongly encourage you to enroll in this service. It is a cost-effective way for us to send you proxy materials and annual reports.

Your vote is very important. Please vote whether or not you plan to attend the meeting.

Saia, Inc.
11465 Johns Creek Parkway
Johns Creek, Georgia 30097

2010 PROXY STATEMENT

The Board of Directors of Saia, Inc. (“Saia”) is furnishing you this proxy statement in connection with the solicitation of proxies on its behalf for the 2010 annual meeting of shareholders. The meeting will take place at the Renaissance Concourse Atlanta Airport Hotel, One Hartsfield Centre Parkway, Atlanta, Georgia 30354 on April 27, 2010 at 10:30 a.m. local time. At the meeting, shareholders will vote on the election of three directors, the ratification of the appointment of KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2010, and will transact any other business that may properly come before the meeting, although we know of no other business to be presented.

By submitting your proxy (either by signing and returning the enclosed proxy card or by voting electronically on the Internet or by telephone), you authorize Herbert A. Trucksess, III and Björn E. Olsson, directors of Saia, and James A. Darby, Saia’s Vice President — Finance, Chief Financial Officer and Secretary, to represent you and vote your shares at the meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

Saia’s Annual Report to Shareholders for the fiscal year ended December 31, 2009, which includes Saia’s audited annual consolidated financial statements, accompanies this proxy statement. Although the Annual Report is being distributed with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

We are first sending this proxy statement, form of proxy and accompanying materials to shareholders on or about March 26, 2010.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SUBMIT YOUR PROXY EITHER IN THE ENCLOSED ENVELOPE, VIA THE INTERNET OR BY TELEPHONE.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, the shareholders will be asked to:

1. Elect three directors, each for a term of three years; and

2. Ratify the appointment of KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2010.

Shareholders also will transact any other business that may properly come before the meeting. Members of Saia’s management team and a representative of KPMG LLP, Saia’s independent registered public accounting firm, will be present at the annual meeting to respond to appropriate questions from shareholders.

Who is entitled to vote?

You may vote if you owned shares of our common stock at the close of business on March 12, 2010, the record date for the annual meeting, provided such shares are held directly in your name as the stockholder of record or are held for you as the beneficial owner through a bank, broker or other nominee. Each outstanding share of common stock is entitled to one vote for all matters that properly come before the annual meeting for a vote. At the close of business on the record date, there were 15,867,280 shares of Saia common stock outstanding and entitled to vote.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholders of Record.  If your shares are registered directly with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record you have the right to grant your voting proxy directly to us through the enclosed proxy card or to vote in person at the annual meeting.

Beneficial Owners.  Many of our shareholders hold their shares through a bank, broker or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials (including a voting instruction card) are being forwarded to you by your bank, broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your bank, broker or nominee on how to vote your share. As the beneficial owner of shares, you are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a legal proxy from your bank, broker or nominee and present it at the annual meeting. Your bank, broker or nominee has enclosed a voting instruction card for you to use in directing the bank, broker or nominee regarding how to vote your shares.

How do I vote?

Stockholders of Record.

1. You May Vote by Mail.  If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in either the United States or Canada.

2. You May Vote by Telephone or the Internet.  You may vote by telephone or on the Internet by following the instructions included on the proxy card. If you vote by telephone or on the Internet, you do not have to mail in your proxy card. Internet and telephone voting are available 24 hours a day. Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern time on April 26, 2010.

NOTE:	If you are a registered shareholder, you may elect to have next year’s proxy statement and annual report made available to you via the Internet. We strongly encourage you to enroll in this service. It is a cost-effective way for us to send you proxy materials and annual reports.

3. You May Vote in Person at the Meeting.   You may deliver your completed proxy card in person. Additionally, we will pass out written ballots to registered shareholders who wish to vote in person at the meeting.

Beneficial Owners.

If you hold your shares in street name, follow the voting instruction card you receive from your bank, broker or other nominee. If you want to vote in person at the annual meeting, you must obtain a legal proxy from your bank, broker or nominee and present it at the annual meeting.

Can I change my vote?

Stockholders of Record.  You may change your vote at any time before the proxy is exercised by voting in person at the annual meeting, giving written notice to Saia’s Secretary revoking your proxy, submitting a properly signed proxy bearing a later date or voting again by telephone or on the Internet (your latest telephone or Internet vote is counted).

Beneficial Owners.  If you hold your shares through a bank, broker or other nominee, you may change your vote by submitting new voting instructions following the instructions provided by your bank, broker or nominee.

What if I do not vote for some of the items listed on the proxy card or voting instruction card?

Stockholders of Record.  If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions. Proxy cards that are signed and returned, but do not contain voting instructions with respect to a proposal, will be voted in accordance with the recommendations of the Board with respect to that proposal.

Beneficial Owners.  If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice with respect to a proposal or do not return your voting instruction card, the bank, broker or other nominee will determine if it has the discretionary authority to vote your shares. Recent changes in regulations now prohibit banks, brokers and other nominees from voting shares in elections of directors unless the beneficial owners indicate how the shares are to be voted. Therefore, unlike in prior years, unless you instruct your bank, broker or nominee on how to vote your shares with respect to the election of directors, your bank, broker or nominee will be prohibited from voting on your behalf. As such, it is critical that you cast your vote if you want it to count in the election of directors at the annual meeting. Your bank, broker or nominee will, however, continue to have discretionary authority to vote uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm.

How many shares must be present to hold the meeting?

A quorum must be present at the annual meeting for any business to be conducted. The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Saia common stock outstanding on the record date will constitute a quorum. Abstentions and broker non-votes (which occur when a bank, broker or other nominee holding shares for a beneficial owner does not have discretionary voting authority with respect to a proposal and has not received instructions with respect to that proposal from the beneficial owner) will be treated as shares present for purposes of determining whether a quorum is present.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the shareholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

How does the Board of Directors recommend I vote on the proposals?

Your Board recommends that you vote:

•	FOR the election of the three nominees to the Board of Directors; and

•	FOR the ratification of KPMG LLP as Saia’s independent registered public accounting firm.

Who will count the votes?

Saia’s transfer agent, Computershare Trust Company, N.A., will tabulate and certify the votes. Renée McKenzie, the Company’s Treasurer, will serve as the inspector of elections.

Will any other business be conducted at the meeting?

We know of no other business that will be presented at the meeting. If any other matter properly comes before the shareholders for a vote at the meeting the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to elect the director nominees?

Because this is considered an uncontested election under the Company’s Bylaws, a nominee for Director is elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions will not affect the election of Directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. If an incumbent Director fails to receive a majority of the vote for re-election, the Nominating and Governance Committee of the Board will act on an expedited basis to determine whether to accept the Director’s previously tendered irrevocable resignation and will submit such recommendation for prompt consideration by the Board. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee and the Board will consider any factors they deem relevant in deciding whether to accept a Director’s resignation. Any Director who tenders his or her resignation pursuant to this provision of the Corporate Governance Guidelines will not participate in the Nominating and Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee unless you have withheld authority.

How many votes are required to ratify the appointment of Saia’s independent registered public accounting firm?

The ratification of the appointment of KPMG LLP as Saia’s independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

What effect will abstentions and broker non-votes have on the proposals?

Shares voting “abstain” and broker non-votes with respect to any nominee for director will be excluded entirely from the vote and will have no effect on the election of directors. Shares voting “abstain” on the ratification of the appointment of the Company’s independent registered public accounting firm will be treated as shares present for quorum purposes and entitled to vote, so they will have the same practical effect as votes against the proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

Current Nominees

The Board of Directors currently consists of nine directors divided into three classes (Class I, Class II and Class III). Directors in each class are elected to serve for three-year terms that expire in successive years. The terms of the Class II directors will expire at the upcoming annual meeting. The Board of Directors has nominated John J. Holland, Richard D. O’Dell and Douglas W. Rockel for election as Class II directors for three-year terms expiring at the annual meeting of shareholders to be held in 2013 and until their successors are elected and qualified. Messrs. Holland, O’Dell and Rockel currently serve as Class II directors.

Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

Because this is considered an uncontested election under the Company’s Bylaws, a nominee for director is elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions will not affect the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. If an incumbent director fails to receive a majority of the vote for re-election, the Nominating and Governance Committee of the Board will act on an expedited basis to determine whether to accept the director’s previously tendered irrevocable resignation, and will submit such recommendation for prompt consideration by the Board. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee and the Board will consider any factors they deem relevant in deciding whether to accept a director’s resignation. Any Director who tenders his or her resignation pursuant to this provision of the Corporate Governance Guidelines will not participate in the Nominating and Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINEES.

The following tables set forth certain information regarding each nominee for director and continuing director of the Company. The information presented includes information provided to the Company by each nominee and director including such person’s name, age, principal occupation and business experience for the past five years, the names of other publicly-held companies of which such person currently serves as a director or has served as a director during the past five years and the year in which the nominee first became a director of Saia.

In addition to the information presented below regarding the specific experience, qualifications, attributes and skills of each nominee and director that led the Board of Directors to the conclusion that such person should serve as a director, the Board also believes that all of the nominees and continuing directors have a reputation for high personal and professional ethics, integrity, values and character. Each nominee and continuing director brings a strong and unique background and set of skills to the Board of Directors giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, law and regulation, the less-than-truckload (“LTL”) and transportation industry, accounting and finance, and risk assessment. They have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and the Board. Each nominee and continuing director is committed to achieving, monitoring and improving on the Company’s business strategy.

NOMINEES FOR ELECTION AS
CLASS II DIRECTORS FOR A THREE-YEAR
TERM EXPIRING AT THE 2013 ANNUAL MEETING

Director, Year First Elected as Director	Age	Principal Occupation, Business Experience and Directorships

John J. Holland, 2002	60	Mr. Holland is the President of Greentree Advisors, LLC, a business advisory firm. From September 2008 to October 2009, Mr. Holland served as President, Chief Operating Officer and Chief Financial Officer of MMFX Technologies Corporation, a privately held steel manufacturing firm. Previously, Mr. Holland served as Executive Vice President and Chief Financial Officer of Alternative Energy Sources, Inc., a publicly-traded ethanol company, from August 2006 to June 2008. Prior to that, Mr. Holland was the President and Chief Executive Officer and a director of Butler Manufacturing Company (“Butler”), a publicly-traded manufacturer of prefabricated buildings, from July 1999 to October 2004 and Chairman of the Board of Directors of Butler from November 2001 to October 2004. Mr. Holland is a member of the Board of Directors of Cooper Tire and Rubber Company.

		Mr. Holland brings to the Board operational and leadership experience as the Chief Executive Officer and Chief Financial Officer of a publicly traded company, experience as a director of other public companies and experience in public accounting as a Certified Public Accountant.

Director, Year First Elected as Director	Age	Principal Occupation, Business Experience and Directorships

Richard D. O’Dell, 2006	48	Mr. O’Dell has been President and Chief Executive Officer of Saia, Inc. since December 2006 and has served as President of Saia since July 2006. In 1997, Mr. O’Dell joined Saia Motor Freight Line, the operating subsidiary of the Company, as Chief Financial Officer. He continued in that position until his appointment as President and CEO in 1999 of Saia Motor Freight Line.

		As a long-time employee of the Company, Mr. O’Dell’s brings extensive knowledge and understanding of the Company and the LTL industry to the Board. Additionally, he has experience in public accounting as a Certified Public Accountant.

Douglas W. Rockel, 2002	53	Mr. Rockel has been President, Chief Executive Officer and Chairman of the Board of Directors of Roots, Inc., a private commercial real estate development and investment company, since August 2001. Prior to that he was a Senior Vice President with ABN Amro Securities (formerly ING Barings) from February 1997 to July 2001.

		Mr. Rockel’s approximately 15 years of experience as a securities analyst with a particular focus on the transportation industry and his experience with a development and investment company give him significant insight in our industry and in how to build and maintain value for shareholders.

Continuing Directors

CLASS III DIRECTORS CONTINUING IN OFFICE
WHOSE TERMS EXPIRE AT THE 2011 ANNUAL MEETING

Director, Year First Elected as Director	Age	Principal Occupation, Business Experience and Directorships

Linda J. French, 2004	62	Ms. French is retired from her position as assistant professor of business administration at William Jewell College in Liberty, Missouri, where she served from 1997 to 2001. Prior to joining the William Jewell faculty, Ms. French was a partner at the law firm of Husch Blackwell Sanders LLP for approximately four years and an executive officer of Payless Cashways, Inc. for approximately 12 years.

		Ms. French brings a wide variety of experience as an executive officer and general counsel of a public company, a partner in a major law firm and an assistant professor of business administration to the Board. Additionally, Ms. French has particular experience in human resource matters.

Director, Year First Elected as Director	Age	Principal Occupation, Business Experience and Directorships

William F. Martin, Jr., 2004	62	Mr. Martin retired from Yellow Corporation, the former parent company of Saia, Inc., now known as YRC Worldwide Inc. (“Yellow Corporation”), in 2002, after 25 years of service. He had been senior vice president of legal, general counsel and corporate secretary.

		As a former general counsel and executive officer of a large publicly-traded LTL carrier, Mr. Martin brings to the Board extensive experience in the LTL industry and the regulation and governance of public companies in general.

Björn E. Olsson, 2005	64	Mr. Olsson served on the Resident Management Team at George K. Baum & Company, an investment bank, from September 2001 to September 2004. Prior to that time Mr. Olsson was President and Chief Executive Officer/Chief Operating Officer of Harmon Industries, Inc., a publicly-traded supplier of signal and train control systems to the transportation industry, from August 1990 to November 2000.

		Mr. Olsson’s brings to the Board operational and leadership experience as the Chief Executive Officer of a publicly-traded supplier of equipment to the railroad industry. Additionally, Mr. Olsson’s experience as a former director of three public companies and the Chief Financial Officer of a public company in Sweden aids his service to the Board.

CLASS I DIRECTORS CONTINUING IN OFFICE
WHOSE TERMS EXPIRE AT THE 2012 ANNUAL MEETING

Director, Year First Elected as Director	Age	Principal Occupation, Business Experience and Directorships

Herbert A. Trucksess, III, 2000	60	Mr. Trucksess is Chairman of the Board of Directors of Saia. He was named President and Chief Executive Officer of the Yellow Regional Transportation Group (now Saia, Inc.) in February 2000 and served as Chief Executive Officer until December 2006. Mr. Trucksess is a director of School Specialty, Inc., a publicly-traded provider of educational products and services.

		Mr. Trucksess brings to the Board more than 25 years of experience in the LTL industry, extensive knowledge of the Company’s operations as the Company’s former Chief Executive Officer, prior experience as the Chief Financial Officer of Yellow Corporation and experience as a director and audit committee chair of another public company.

Director, Year First Elected as Director	Age	Principal Occupation, Business Experience and Directorships

James A. Olson, 2002	67	Mr. Olson served as Chief Financial Officer of Plaza Belmont Management Group LLC, a private equity fund, from 1999 to 2006. He retired in March 1999 from Ernst & Young LLP after 32 years. Mr. Olson is a member of the Board of Trustees of Entertainment Properties Trust, a publicly-traded real estate investment trust, and a director of American Century Mutual Funds.

		Mr. Olson brings to the Board 32 years of experience as a Certified Public Accountant in public accounting with a major public accounting firm. Additionally, his experience as a director and audit committee chair of other public companies aids his service to the Board.

Jeffrey C. Ward, 2006	51	Mr. Ward is a Vice President of A.T. Kearney, Inc., a global management consulting firm. Mr. Ward joined A.T. Kearney, Inc. in 1991.

		Mr. Ward’s experience at A.T. Kearney is focused on the North American transportation market. Additionally, he has experience in a privately-held family LTL company.

CORPORATE GOVERNANCE

THE BOARD, BOARD MEETINGS AND COMMITTEES

The system of governance practices followed by the Company is memorialized in the charters of the three standing committees of the Board of Directors (the Audit Committee, the Compensation Committee and the Nominating and Governance Committee) and in the Company’s Corporate Governance Guidelines. The charters and Corporate Governance Guidelines are intended to provide the Board with the necessary authority and practices to review and evaluate the Company’s business and to make decisions independent of the influence of the Company’s management. The Corporate Governance Guidelines establish guidelines for the Board with respect to Board meetings, Board composition, selection and election, director responsibility, director access to management and independent advisors, and non-employee director compensation.

The Corporate Governance Guidelines and committee charters are reviewed periodically and updated as necessary to reflect evolving governance practices and changes in regulatory requirements. The Corporate Governance Guidelines are reviewed annually and were most recently modified by the Board effective December 11, 2008. The Corporate Governance Guidelines and each of the Board’s committee charters are available free of charge on the Company’s website (www.saia.com).

The Company has adopted a Code of Ethics and Business Conduct applicable to all directors, officers and employees, including its principal executive officer, principal financial officer and controller. The Code of Ethics and Business Conduct is filed as Exhibit 14 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission.

Board Leadership Structure

The Board separated the Chief Executive Officer and Chairman of the Board positions following the 2006 sale of Jevic Transportation, Inc. (“Jevic”), the Company’s hybrid less-than-truckload and truckload carrier business. Prior to the sale, Saia was a holding company comprised of two operating units, Saia Motor Freight Line, LLC (“Saia Motor Freight”) and Jevic. Following the sale of Jevic, the Board determined that in order to promote Board continuity, Mr. Trucksess, formerly the Company’s Chief Executive Officer, would remain as Chairman of the Board and Mr. O’Dell, formerly the president and Chief Executive Officer of Saia Motor Freight, would become

Chief Executive Officer of the holding company. The Board believes having a separate Chairman and Chief Executive Officer allow each to more fully focus on their applicable responsibilities. The Chief Executive Officer is responsible for setting the strategic director for the Company and the day to day leadership and performance of the Company, while the Chairman provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.

Additionally, the Board created a Lead Independent Director position in order to have a director in a leadership position that was “independent” under all applicable rules of the Nasdaq Global Select Market and the Securities and Exchange Commission. The Lead Independent Director is elected annually by the independent directors. For 2009, the Lead Independent Director was Björn E. Olsson. The primary responsibilities of the Lead Independent Director are to:

•	set jointly with the Chairman of the Board the schedule for Board meetings and provide input to the Chairman concerning the agenda for Board meetings;

•	advise the Chairman as to the quality, quantity and timeliness of the flow of information to the non-employee directors;

•	chair all meetings of the Board at which the Chairman is not present;

•	coordinate, develop the agenda for, chair and moderate meetings of independent directors, and generally act as principal liaison between the independent directors and the Chairman;

•	provide input to the Board concerning the Chief Executive Officer’s performance; and

•	provide input to the Nominating and Governance Committee regarding the appointment of chairs and members of the various committees.

In addition, the Lead Independent Director has the authority to call meetings of independent directors. If requested by major shareholders, the Lead Independent Director shall make himself reasonably available for direct communication.

Meetings

The Board of Directors held twelve meetings in 2009. Each director attended at least 75% of the meetings convened by the Board and the applicable committees during such director’s service on the Board.

Executive sessions of non-employee directors and separate executive sessions of independent directors are held as part of each regularly scheduled meeting of the Board. The sessions are chaired by the Lead Independent Director.

Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Current Committee memberships are as follows:

Audit Committee	Compensation Committee	Nominating and Governance Committee

James A. Olson, Chair	Linda J. French, Chair	John J. Holland, Chair

John J. Holland	William F. Martin, Jr.	William F. Martin, Jr.

Douglas W. Rockel	Björn E. Olsson	Björn E. Olsson

	Jeffrey C. Ward	Douglas W. Rockel

Audit Committee

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act of 1934”). The Audit Committee held eight meetings in

2009. The functions of the Audit Committee are described in the Audit Committee charter and include the following:

•	review the adequacy and quality of Saia’s accounting and internal control systems;

•	review Saia’s financial reporting process on behalf of the Board of Directors;

•	oversee the entire audit function, both internal and independent, including the selection of the independent registered public accounting firm;

•	examine the Company’s major financial reporting exposures concerning risk assessment and management and the steps management has taken to monitor and control such exposures; and

•	provide an effective communication link between the auditors (internal and independent) and the Board of Directors.

Each member of the Audit Committee meets the independence and experience requirements for audit committee members as established by The Nasdaq Global Select Market. The Board of Directors has determined that Mr. Olson, Mr. Holland and Mr. Rockel are “audit committee financial experts,” as defined by applicable rules of the Securities and Exchange Commission.

Compensation Committee

The Compensation Committee held four meetings in 2009. The functions of the Compensation Committee are described in the Compensation Committee charter and include the following:

•	Recommend to the Board the salaries, bonuses and other remuneration and terms and conditions of employment of the named executive officers of Saia;

•	supervise the administration of Saia’s incentive compensation and equity-based compensation plans; and

•	make recommendations to the Board of Directors with respect to Saia’s executive officer compensation policies and the compensation of non-employee directors.

Each member of the Compensation Committee qualifies as (i) an independent director under applicable NASDAQ rules; (ii) an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986 (the “Internal Revenue Code”), as amended; and (iii) a “non-employee director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934.

Nominating and Governance Committee

The Nominating and Governance Committee held two meetings in 2009. The functions of the Nominating and Governance Committee are described in the Nominating and Governance Committee charter and include the following:

•	review the size and composition of the Board and make recommendations to the Board as appropriate;

•	review criteria for election to the Board and recommend candidates for Board membership;

•	review the structure and composition of Board committees and make recommendations to the Board as appropriate;

•	develop and oversee an annual self-evaluation process for the Board and its committees;

•	review the Company’s major enterprise risk assessment and management processes for matters other than financial reporting risk matters; and

•	provide oversight of corporate ethics issues and at least annually assess the adequacy of the Company’s Code of Business Conduct and Ethics.

Each member of the Nominating and Governance Committee meets the definition of an independent director under applicable NASDAQ rules.

Risk Oversight

The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of Company objectives, improve long-term Company performance and create shareholder value. A fundamental part of risk management is understanding the risks the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board of Directors in setting the Company’s business strategy and objectives is integral to the Board’s assessment of the Company’s risk and also a determination of what constitutes an appropriate level of risk for the Company. The full Board of Directors conducts an annual risk assessment of the Company’s financial risk, legal/compliance risk and operational/strategic risk, and addresses individual risk issues throughout the year as necessary.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, the Board’s delegates responsibility for certain aspects of risk management to its committees. In particular, the Audit Committee focuses on key business and financial risks and related controls and processes. Per its charter, the Audit Committee discusses with management the Company’s major financial reporting exposures concerning risk assessment and management and the steps management has taken to monitor and control such exposures. The Company’s Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy and objectives and helps ensure that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. Finally, the Company’s Nominating and Governance Committee is responsible for overseeing the Company’s major non-financial reporting enterprise risk assessment and management processes. The Chair of the Nominating and Governance Committee discusses with both the Audit Committee and the Compensation Committee the processes used in the oversight of the non-financial reporting enterprise risk assessment and management processes.

The Board believes its leadership structure enhances overall risk oversight. While the Board requires risk assessments from management, the combination of Board member experience, diversity of perspectives, continuing education and independence of governance processes provide an effective basis for testing, overseeing and supplementing management assessments.

ELECTION OF DIRECTORS

Election to the Company’s Board of Directors, in a contested election, shall be by a plurality of the votes cast at any meeting of stockholders. An election will be considered contested in which (i) the Secretary of the Company receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for Director set forth in the Company’s Bylaws and (ii) such nomination has not been withdrawn by such stockholder on or before the 10th day before the Company first mails its notice of meeting for such meeting to the stockholders. If Directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.

In an uncontested election, Directors shall be elected by a majority of the votes cast “for” and “against” at any meeting of stockholders. If an incumbent Director fails to receive a majority of the vote for re-election in an uncontested election, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the Director’s previously tendered irrevocable resignation and will submit such recommendation for prompt consideration by the Board. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee and the Board will consider any factors they deem relevant in deciding whether to accept a Director’s resignation. Any Director who tenders his or her resignation pursuant to this provision of the Corporate Governance Guidelines will not participate in the Nominating and Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. The election of directors at the 2010 annual meeting of the Company’s shareholders is an uncontested election.

The Board will nominate for election or re-election as Director only candidates who agree to tender, promptly following the meeting at which they are elected or re-elected as Director, irrevocable resignations that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which they will face re-election and (ii) Board acceptance of such resignation. The Board will fill Director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other Directors in accordance with the Corporate Governance Guidelines.

CONSIDERATION OF DIRECTOR NOMINEES

Director Qualifications

The Corporate Governance Guidelines include director qualification standards which provide as follows:

•	A majority of the members of the Board of Directors must qualify as independent directors in accordance with the rules of The Nasdaq Global Select Market;

•	No member of the Board of Directors should serve on the Board of Directors of more than three other public companies;

•	No person may stand for election as a director of the Company after reaching age 70; and

•	No director shall serve as a director, officer or employee of a competitor of the Company.

While the selection of qualified directors is a complex, subjective process that requires consideration of many intangible factors, the Corporate Governance Guidelines provide that directors and candidates for director generally should, at a minimum, meet the following criteria:

•	Directors and candidates should have high personal and professional ethics, integrity, values and character and be committed to representing the interests of the Company and its shareholders;

•	Directors and candidates should have experience and a successful track record at senior policy-making levels in business, government, technology, accounting, law and/or administration;

•	Directors and candidates should have sufficient time to devote to the affairs of the Company and to enhance their knowledge of the Company’s business, operations and industry; and

•	Directors and candidates should have expertise or a breadth of knowledge about issues affecting the Company that is useful to the Company and complementary to the background and experience of other Board members.

In considering whether to recommend any candidate as a director nominee, including candidates recommended by shareholders in accordance with the procedures discussed below, the Nominating and Governance Committee will apply the criteria set forth in the Corporate Governance Guidelines. The Nominating and Governance Committee seeks nominees with a broad range of experience, professions, skills, geographic representation and backgrounds. The Nominating and Governance Committee does not assign specific weights to the criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Nominating and Governance Committee assesses the effectiveness of the Corporate Governance Guidelines, including with respect to director nominations and qualifications and achievement of having directors with a broad range of experience and backgrounds, through completion of the committee’s annual self-evaluation process.

Procedures for Recommendations and Nominations by Shareholders

Shareholder Recommendations

The Nominating and Governance Committee has adopted policies concerning the process for the consideration of director candidates recommended by shareholders. The Nominating and Governance Committee will consider director recommendations from shareholders. Any shareholder wishing to recommend a candidate for consideration should send the following information to the Secretary of the Company, Saia, Inc., 11465 Johns Creek Parkway, Suite 400, Johns Creek, Georgia 30097:

•	The name and address of the recommending shareholder as it appears on the Company’s books;

•	The number and class of shares owned beneficially and of record by such shareholder and the length of period held; and proof of ownership of such shares;

•	If the recommending shareholder is not a shareholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the shareholder and a statement from the recommending shareholder of the length of time that the shares have been held. (Alternatively, the shareholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the Securities and Exchange Commission reflecting the holdings of the shareholder, together with a statement of the length of time that the shares have been held); and

•	A statement from the shareholder as to whether the recommending shareholder has a good faith intention to continue to hold the reported shares through the date of the Company’s next annual meeting of shareholders.

The recommendation must be accompanied by the information concerning the candidate required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to the Securities Exchange Act and rules adopted thereunder, generally providing for the disclosure of:

•	The name and address of the candidate, any arrangements or understanding regarding nomination, the candidate’s business experience and public company directorships during the past five years and information regarding certain types of legal proceedings within the past ten years involving the candidate and a statement of the particular experience, qualifications, attributes or skills that made the candidate appropriate for service on the Board;

•	The candidate’s ownership of securities in the Company; and

•	Transactions between the Company and the candidate valued in excess of $120,000 and certain other types of business relationships with the Company.

The recommendation must describe all relationships between the candidate and the recommending shareholder and any agreements or understandings between the recommending shareholder and the candidate regarding the recommendation. The nominating recommendation shall describe all relationships between the candidate and any of the Company’s competitors, customers, suppliers or other persons with special interests regarding the Company.

The recommending shareholder must furnish a statement supporting its view that the candidate possesses the minimum qualifications prescribed by the Nominating Committee for director nominees, and briefly describing the contributions that the nominee would be expected to make to the board and to the governance of the Company. The recommending shareholder must state whether, in the view of the shareholder, the candidate, if elected, would represent all shareholders and not serve for the purpose of advancing or favoring any particular shareholder or other constituency of the Company.

The nominating recommendation must be accompanied by the consent of the candidate to be interviewed by the Committee, if the Committee chooses to do so in its discretion (and the recommending shareholder must furnish the candidate’s contact information for this purpose), and, if nominated and elected, to serve as a director of the Company.

If a recommendation is submitted by a group of two or more shareholders, the information regarding recommending shareholders must be submitted with respect to each shareholder in the group.

The Secretary of Saia will promptly forward such materials to the Nominating and Governance Committee Chair and the Chairman of the Board of Saia. The Secretary will also maintain copies of such materials for future reference by the Committee when filling Board positions.

If a vacancy arises or the Board decides to expand its membership, the Nominating and Governance Committee will seek recommendations of potential candidates from a variety of sources (including incumbent directors, shareholders, the Corporation’s management and third party search firms). At that time, the Nominating and Governance Committee also will consider potential candidates submitted by shareholders in accordance with the procedures described above. The Nominating and Governance Committee then evaluates each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he or she is potentially qualified to serve on the Board. The Committee seeks to identify and recruit the best available candidates and it intends to evaluate qualified shareholder candidates on the same basis as those submitted by other sources.

After completing this process, the Nominating and Governance Committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidates, the Committee will rank them by order of preference, depending on their respective qualifications and Saia’s needs. The Nominating and Governance Committee Chair, or another director designated by the Nominating and Governance Committee Chair, will then contact the desired candidate(s) to evaluate their potential interest and to set up interviews with the full Committee. All such interviews are held in person and include only the candidate and the Nominating and Governance Committee members. Based upon interview results, the candidate’s qualifications and appropriate background checks, the Nominating and Governance Committee then decides whether it will recommend the candidate’s nomination to the full Board.

Shareholder Nominations

Separate procedures apply if a shareholder wishes to submit a director candidate at an annual meeting. To nominate a director candidate for election at an annual meeting, a shareholder must deliver timely notice of such nomination to the principal executive offices of the Company in accordance with, and containing the information required by, our Bylaws. To be timely, the notice must be received at the Company’s principal executive offices no later than the close of business on the 90th calendar day nor earlier than the 120th calendar day prior to the first anniversary date of the immediately preceding year’s annual meeting. The Company’s Bylaws have been filed with the Securities and Exchange Commission and copies are available from the Company.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors has adopted the following procedures for shareholders to send communications to the Board or individual directors of the Company:

Shareholders seeking to communicate with the Board of Directors should submit their written comments to the Secretary of the Company, Saia, Inc., 11465 Johns Creek Parkway, Suite 400, Johns Creek, Georgia 30097. The Secretary of the Company will forward all such communications (excluding routine advertisements and business solicitations and communications which the Secretary of the Company, in his or her sole discretion, deems to be a security risk or for harassment purposes) to each member of the Board of Directors, or if applicable, to the individual director(s) named in the correspondence. Subject to the following, the Chairman of the Board and the Lead Independent Director will receive copies of all shareholder communications, including those addressed to individual directors, unless such communications address allegations of misconduct or mismanagement on the part of the Chairman. In such event, the Secretary of the Company will first consult with and receive the approval of the Lead Independent Director before disclosing or otherwise discussing the communication with the Chairman.

The Company reserves the right to screen materials sent to its directors for potential security risks and/or harassment purposes and the Company also reserves the right to verify ownership status before forwarding shareholder communications to the Board of Directors.

The Secretary of the Company will determine the appropriate timing for forwarding shareholder communications to the directors. The Secretary will consider each communication to determine whether it should be forwarded promptly or compiled and sent with other communications and other Board materials in advance of the next scheduled Board meeting.

Shareholders also have an opportunity to communicate with the Board of Directors at the Company’s annual meeting of shareholders. The Company’s Corporate Governance Guidelines provide that absent unusual circumstances, directors are expected to attend all annual meetings of shareholders. Each of the directors then-serving on the Board attended the Company’s 2009 annual meeting of shareholders.

STOCK OWNERSHIP

Directors and Executive Officers

The following table sets forth the amount of Saia’s common stock beneficially owned by each director and each executive officer named in the Summary Compensation Table on page 26 and all directors and executive officers as a group, as of February 26, 2010. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

	Common Stock Beneficially Owned				Share
		Rights to			Units Held
	Shares	Acquire		Percent	Under
	Beneficially	Beneficial		of	Deferral
Name of Beneficial Owner	Owned(1)	Ownership(2)	Total	Class(3)	Plans(4)

Linda J. French	3,929	—	3,929	*	9,408

John J. Holland	1,079	12,500	13,579	*	15,203

William F. Martin, Jr.	700	—	700	*	10,191

Richard D. O’Dell	61,775	77,197	138,972	*	41,566

James A. Olson	1,037	12,500	13,537	*	16,807

Björn E. Olsson	2,000	—	2,000	*	12,658

Douglas W. Rockel	2,075	12,500	14,575	*	15,372

Herbert A. Trucksess, III	322,674	25,840	348,514	2.20%	—

Jeffrey C. Ward	4,000	—	4,000	*	10,734

Anthony D. Albanese	18,000	14,450	32,450	*	39,283

James A. Darby	9,660	7,180	16,840	*	24,894

Sally R. Buchholz	3,000	10,695	13,695	*	14,679

Stephanie R. Maschmeier	—	—	—	*	3,101

Mark H. Robinson	2,750	20,484	23,234	*	11,712

All directors and executive officers as a group (14 persons)	432,679	193,346	626,025	3.95%	225,608

*	Denotes less than 1%

(1)	Includes common stock owned directly and indirectly.

(2)	Number of shares that can be acquired on February 26, 2010 or within 60 days thereafter through the exercise of stock options. These shares are excluded from the “Shares Beneficially Owned” column.

(3)	Based on the number of shares outstanding on February 26, 2010 (15,867,280) and includes the number of shares subject to acquisition by the relevant beneficial owner within 60 days thereafter. Including the number of shares subject to acquisition by the relevant beneficial owner pursuant to the Company’s Directors’ Deferred Fee Plan or Executive Capital Accumulation Plan upon such beneficial owner’s termination of services as a Director or employee, the Percent of Class for all directors and executive officers as a group equals 5.37%.

(4)	Represents phantom stock units, receipt of which has been deferred pursuant to the Company’s Directors’ Deferred Fee Plan or Executive Capital Accumulation Plan. The value of the phantom stock units deferred pursuant to the Company’s Directors’ Deferred Fee Plan or Executive Capital Accumulation Plan track the performance of the Company’s common stock and the phantom stock units are payable in stock upon the relevant beneficial owner’s termination of service as Director or employee.

SAIA, INC.
COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy and Oversight

Saia Inc.’s (“Saia” or the “Company”) executive compensation philosophy is determined by the Compensation Committee of the Board of Directors (the “Committee”). The Committee believes that the executive compensation program should link pay with performance and should attract, motivate, reward and facilitate the retention of the executive talent required to achieve corporate objectives, especially to create value for the Company’s shareholders. To this end, Saia integrates several key compensation components that are designed to align rewards with the short- and long-term performance of the Company and of each executive. These components are:

Component	Objective

Base Salary — Cash	Provide a fixed form of executive compensation for performing daily responsibilities.
Annual Incentives — Cash	Motivate and reward executives for achieving specific short-term corporate objectives.
Long-Term Incentives — Stock	Motivate and reward executives for achieving long-term corporate objectives, including shareholder value creation, superior performance in the industry, and executive retention.
Other Benefits and Perquisites — Various forms	Provide competitive benefits; executive retention.
Post-Employment Compensation — Cash and benefits	Promote recruitment and retention; ensure non-competition, non-disclosure, non-solicitation.

The executive compensation program is administered by the Committee, which is made up entirely of independent directors. A complete description of the Committee’s responsibilities is provided in the Committee’s Charter, which is approved by the Board of Directors and can be found on the Company’s website (www.saia.com) under the investor relations section.

The Committee annually reviews the Company’s compensation philosophy, the overall design of the compensation program and the design elements of each component of compensation. In making annual decisions about compensation for the executives identified in the Summary Compensation Table (the “Named Executive Officers”) as described in the table above, the Compensation Committee also takes the following factors into consideration, although none of these factors are persuasive individually or in the aggregate:

•	Each Named Executive Officer’s total compensation, including the value of all outstanding equity awards granted to the Named Executive Officer, and future compensation opportunities;

•	Internal pay equity;

•	The Company’s stock ownership and retention policies;

•	The current economic conditions and the competitive market environment in which the Company operates;

•	The Company’s performance in the last twelve to twenty-four months, as well as the strategic plan for future periods; and

•	The competitive environment for recruiting and retaining Named Executive Officers, including trends, best practices, and executive compensation paid by relevant competitors (peer group data).

The Committee uses peer group data as a means to test external equity. That, coupled with the internal equity analysis, helps to promote overall, fundamental fairness in the program. The desire to achieve fundamental fairness drives the design, levels and components of the reward system. The Committee then tailors the program as needed in a given year to reflect Company needs and individual contributions and performance, present and future.

The Committee does not believe Saia’s incentive compensation arrangements encourage employees to take unnecessary or excessive risks. As described in detail below, for the Company’s senior executives, the Committee believes it has established a reasonable mix of short- and long-term compensation, particularly incentive compensation. The short-term incentive is in the form of salary and a cash bonus that is capped to eliminate windfall payouts. One-half of the long term incentive is in the form of performance unit plan grants that are based on Company stock price performance over a three-year period, rewarding longer-term financial performance. Performance unit awards are settled in shares of the Company’s common stock and the number of shares that can be received is capped. Profit earned upon exercising stock options, as well as stock received under the performance unit plan grants, are subject to the stock ownership guidelines discussed below, further aligning the long-term interests of management with that of shareholders. As discussed below, the Board has also implemented a compensation recovery policy to provide for reimbursement of performance-based compensation in certain instances. The company also has incentive plans that are structured to cap potential incentive payments as well as processes to monitor and control that sales transactions subject to sales incentive plans meet specific company defined criteria.

The Committee has retained Mercer US, Inc. (“Mercer”) as its executive compensation consultant to provide information, analyses and advice regarding executive and director compensation. The Mercer consultant who performs these services reports directly to the Committee chair. The Committee has established procedures to ensure that Mercer’s advice to the Committee remains objective and is not influenced by the Company’s management. The Board has adopted a policy that prohibits Mercer and its affiliates from providing services to the Company without the prior approval of the Board. Other than services provided to the Compensation Committee, the Company did not use the services of Mercer or its affiliates in 2008 or 2009. The Committee regularly meets with the Mercer consultant outside the presence of management to discuss executive compensation philosophy and specific levels of compensation and to ensure that Mercer receives from management the information required to perform its duties. The Committee formally evaluates the performance of Mercer on an annual basis and may terminate the services of Mercer at any time.

Peer Group

To assist the Compensation Committee in determining the appropriate compensation design, levels and components for the Company’s executive officers, the Committee annually reviews compensation data for similar positions at other comparable, like-sized companies. The peer group companies are selected with input from Mercer and are comprised of U.S. publicly traded transportation companies with annual revenues one-half to three times Saia’s revenues. In addition to revenues, the Committee also strives to select companies with similar assets, net incomes and market caps. For comparison, the Company’s 2008 operating revenues were $1,030 million. The specific peers included in the review for 2009 were:

Company	Industry	2008 Revenues (In millions)

Air Transport Services Group	Air Freight & Logistics	$1,611
Arkansas Best Corporation	Trucking	$1,833
Celadon Group, Inc.	Trucking	$566
Covenant Transportation Group	Trucking	$774
Frozen Food Express Industries	Trucking	$491
Genesee & Wyoming Inc.	Railroad	$602
Heartland Express Inc.	Trucking	$626
Horizon Lines Inc.	Marine	$1,304
Hub Group Inc.	Air Freight & Logistics	$1,861
Kirby Corporation	Marine	$1,360
Kansas City Southern	Railroad	$1,852
Knight Transportation, Inc.	Trucking	$767
Landstar System Inc.	Trucking	$2,643
Marten Transportation Ltd.	Trucking	$607
Old Dominion Freight Line, Inc.	Trucking	$1,538
Pacer International Inc.	Air Freight & Logistics	$2,088
Quality Distribution Inc.	Trucking	$815
Universal Truckload Services	Trucking	$760
USA Truck, Inc.	Trucking	$536
Vitran Corporation	Trucking	$727
Werner Enterprises	Trucking	$2,166

Some of the peer group companies have extensive stock ownership by executives. If the ownership amounts were disclosed by the peer group company to have a material impact on executive compensation levels, the specific compensation element is excluded from the competitive data and associated analysis.

2008, 2009 and 2010 Executive Compensation Decisions

Total Compensation

Based on the Committee’s annual reviews for 2008, 2009 and 2010, the Committee has concluded that the amounts payable to each Named Executive Officer under each individual element, as well as the Named Executive Officer’s total compensation in the aggregate, were reasonable and were consistent with the recommendations of Mercer. The Committee further concluded that the Company’s executive compensation program met the objectives of attracting, retaining, motivating, and rewarding talented executives who can contribute to Saia’s long-term success and thereby build value for shareholders. Decisions with respect to each component of executive compensation are described below.

Base Salary

The Committee has selected the market 50th percentile (using the peer group listed above) as the targeted positioning for base salaries of the Company’s executives. For 2009, Mercer’s analysis showed the Company’s executive base salaries were generally well below the 50th percentile, although, in the view of the Committee, within a reasonable range of the 50th percentile. For each Named Executive Officer, the Committee also considered the factors bulleted under “Executive Compensation Philosophy and Oversight”, giving special attention to individual and Company performance, experience, future advancement potential, impact on Saia’s results, pay mix, internal equity, and the importance of executive retention. Based on the current economic environment, Company performance and the Company’s strategic plan, the Named Executive Officers did not receive an increase in base salary in December 2008. In addition, effective April 2009, Saia executives took a 5% reduction in base salary and a 10% reduction in total compensation. The reduction was made as a result of significant competitive and financial challenges faced in 2009 and was part of a Company-wide reduction of compensation. This reduction places base compensation for 2010 further below the targeted 50% level, and the Committee intends to address this discrepancy over time as the economy and Company performance improve. Due to the continuation of challenged industry conditions, the Named Executive Officers did not receive an increase in base salary in December 2009.

Annual Incentives

The Annual Incentive Plan provides all officers and other salaried Company employees the opportunity to receive cash payments. The plan sets out a threshold, target and maximum payout level for each executive and an associated performance goal to achieve the payout levels. For 2009, the potential payout levels for Named Executive Officers were as follows:

	Payout as a % of Base Salary
Named Executive Officer	Threshold	Target	Maximum

Richard D. O’Dell	17.5%	70%	140%
Anthony D. Albanese	11.25%	45%	90%
James A. Darby	11.25%	45%	90%
Sally R. Buchholz	10.0%	40%	80%
Mark H. Robinson	10.0%	40%	80%

The Committee strives to set the threshold, target and maximum performance goals at levels such that the relative likelihood that Saia will achieve such goals remains consistent from year to year. It is the intent of the Committee that the threshold goals should be attainable a majority of the time, target goals should, on average, be reasonably expected to be achieved and that maximum goals should be attained a minority of the time. These levels of expected performance are taken into consideration in the compensation philosophy and evaluation of compensation previously discussed. Establishing the expected performance goals relative to these criteria is inherently subject to considerable judgment on the part of the Committee. When making these judgments the Committee considers the Company’s past performance, the volatility of the performance, the budget, current economic conditions and other forecasts of future results.

For 2009, the annual incentive goals set by the Committee for the Named Executive Officers were based on a combination of two measures. Corporate earnings per share was the basis for 75% of the annual incentive and operating ratio improvement as compared to a competitor group was the basis for 25% of the incentive. Earnings per share were selected to align the goal with shareholder interests and competitive practices. Operating ratio improvement was chosen as a measure based on the Company’s focus on improving profitability. The peer group for the comparison of operating ratio improvement was comprised of four non-union less-than-truckload publicly traded companies: Old Dominion Freight Line, Inc., Con-way, Inc., Vitran Corporation, Inc., and FedEx Freight (less-than-truckload subsidiary of FedEx). These four companies were selected because their operations are most directly comparable to the Company’s and they are non-union publicly traded entities. The Company’s operating ratio improvement is measured compared to the peer group’s average operating ratio improvement. The specific earnings per share and operating ratio improvement measures for 2009 were as follows:

Annual Incentive Targets for 2009

Measure	Threshold	Target	Maximum

Earnings per share (75% of total award)	$0.85	$1.55	$2.48

Operating Ratio Improvement (as a % compared to peer group performance)(25% of total award)	0%	(0.50)%	(1.50)%

The combination of the two measures is only applicable to the Company’s officers. For all other salaried employees, the payout of the annual incentive is based only on the achievement of the earnings per share goals. The officers are only eligible to receive payment on the operating ratio measure if overall the Company has achieved the threshold earnings per share measure. Based on earnings per share performance in 2009, there were no payouts under the annual incentive plan for 2009.

Due to the continuation of challenged industry conditions, the Committee has not approved a 2010 annual incentive plan. Should business conditions improve, the Committee plans to reconsider establishing an annual or partial year 2010 incentive plan.

Over the past five years Saia has exceeded target incentive goals three times but has not achieved the maximum performance goals. The payout percentages over the past five years have been between zero and approximately 123% of an executive’s target incentive opportunity.

Long-Term Incentives

Under the authority granted in the Amended and Restated 2003 Omnibus Incentive Plan, the Committee has chosen to provide long-term incentives to the executive officers as a means to stimulate performance superior to other companies in Saia’s industry, to tie compensation to shareholder value creation and to encourage executive retention. All Company officers are eligible to participate in the long-term incentive program. For 2010, 2009 and 2008, 50% of a Named Executive Officer’s long-term incentive opportunity was granted in performance units and 50% in stock options (valued using the Black-Scholes option pricing model). This mix of awards was selected to balance the focus between relative and absolute stock performance and reflect competitive practices. The Committee also made a special grant of restricted stock units in 2008 to Mr. O’Dell and Mr. Albanese to facilitate executive retention, as described below.

To determine the total value of the long-term incentives granted each year, the Committee has utilized market data prepared by Mercer. Mercer has analyzed the types and median targets of long-term incentives granted to comparable officers at the peer group companies detailed in the “Peer Group” section above. The Committee has then used the Mercer analysis and pay mix, position, and internal equity factors to determine the appropriate target percentages of base compensation and the value of the long-term incentive for each officer. For 2009 and 2010, the target long-term incentives as a percentage of base salary for the Named Executive Officers were:

Named Executive Officer	2009	2010

Richard D. O’Dell	80%	80%
Anthony D. Albanese	60%	60%
James A. Darby	53%	53%
Sally R. Buchholz	53%	53%
Mark H. Robinson	53%	53%

Once the targets and values were determined, the key elements of the awards were established, as described below.

Stock Options

The role of stock options is to reward executives for increasing absolute long-term shareholder value. The value of each stock option award is equal to 50% of the target long-term incentive award using the Black-Scholes option pricing model. Stock option grants have historically been awarded in the first quarter of the fiscal year. The Company has a policy to make annual equity awards to the Company’s executive officers, including the Named Executive Officers, on the third trading day following the release of the Company’s financial results for the prior fiscal year. The exercise price of the stock options is equal to the closing share price of Saia common stock on NASDAQ on the grant date. The Omnibus Incentive Plan strictly prohibits re-pricing of stock options. All stock options granted to date have been non-qualified stock options.

Stock options granted in 2010, 2009 and 2008 have a three-year cliff vesting schedule and a seven-year term. The only exception to this vesting and term schedule was a special grant of 19,990 options to Mr. O’Dell made in February 2007 in recognition of his promotion to CEO. These options have a ten-year term and vest one-third on each of the third, fourth and fifth anniversary of grant. All stock options granted to date vest on the basis of passage of time, subject to earlier vesting upon a change of control and, as to Mr. O’Dell and Mr. Albanese, subject to their employment agreements described below. The Committee believes time-vested awards encourage long-term value creation and executive retention because generally executives can realize value from such awards only if the Company’s stock price increases and they remain employed at Saia at least until the awards vest. Providing for a vesting period over a number of years also helps ensure against executive taking excessive or unnecessary risks that might threaten the long-term value of the Company.

In February 2009, the Company granted a total of 53,350 stock options to the Named Executive Officers, representing 56% of the total stock options granted at that time. In February 2010, the Company granted a total of 53,250 stock options to the Named Executive Officers, representing 56% of the total stock options granted at that time. The Company uses a Black Scholes model to determine grant levels.

Performance Units

The remaining 50% of the Named Executive Officer’s long-term incentive opportunity is awarded in performance units. The role of performance units is to reward executives for long-term value creation relative to peer companies. Since the size of the peer companies is not critical in assessing relative total shareholder returns, the peer group used for comparison is broader than the peer group used for determining base salaries and other long-term incentives. The peer group includes public companies in the broader transportation industry because this provides a wider spectrum from which to determine rewards tied to the creation of longer-term shareholder value. The peer companies are as follows:

•	Arkansas Best Corp.

•	Celadon Group Inc.

•	CH Robinson Worldwide, Inc.

•	CNF, Inc.

•	Covenant Transport, Inc.

•	EGL Inc.

•	FEDEX Corp.

•	Forward Air Corp.

•	Frozen Food Express Industries

•	Heartland Express, Inc.

•	Hub Group, Inc.

•	J.B. Hunt Transport Services

•	Knight Transportation, Inc.

•	Landstar Systems, Inc.

•	Marten Transport, Ltd.

•	Old Dominion Freight Line, Inc.

•	Pacer International, Inc.

•	P.A.M. Transportation, Inc.

•	Patriot Transportation Holdings, Inc.

•	Quality Distribution, Inc.

•	Ryder System Inc.

•	United Parcel Services, Inc.

•	Universal Truckload Services

•	USA Truck Inc.

•	US Xpress Enterprises, Inc.

•	UTI Worldwide Inc.

•	Vitran Corporation

•	Werner Enterprises, Inc.

•	YRC Worldwide, Inc.

The following peer companies were added to the peer group for the 2010-2012 performance period in order to expand the market peer group to include certain other types of transportation industry participants.

•	Air Transport Services Group

•	Genesee & Wyoming Inc.

•	Horizon Lines Inc.

•	Kansas City Southern

•	Kirby Corporation

The period of measurement for total shareholder return for each performance unit award is three years. Total shareholder return is calculated by taking the average closing common stock prices for the last 60 days prior to the beginning of the performance period and comparing it to the average closing common stock prices for the last 60 days prior to the end of the performance period. At the end of the performance period, the percentile rank of the Company’s total shareholder return is calculated relative to the total shareholder return of each of the peer companies. Any peer company that is no longer publicly traded is excluded from this calculation. Over the performance periods of 2010-2012, 2009-2011 and 2008-2010, the payouts will be determined as follows:

Percent Rank of Saia’s Total Shareholder Return from 2010 — 2012, 2009 —
2011 and 2008 — 2010 Compared to Peer Companies	Payout Percentage of Target Incentive

At 75th percentile or higher	200%
At 50th percentile	100%
At 25th percentile	25%
Below 25th percentile	0%

The payout associated with the Company’s percentile rank will be based on the chart above with payouts interpolated for performance between the 25th and 50th percentiles and the 50th and 75th percentiles. If the Company’s total shareholder return for the performance period is negative, no payouts are made regardless of the Company’s percentile rank. The Committee believes providing such performance units that are valued based on the Company’s total shareholder return is important to align the incentive value with the interest of shareholders, since the vesting of performance units is contingent on the relative performance of the Company’s total shareholder return over the three-year measurement period. This further helps ensure against executives taking excessive or unnecessary risks that might threaten the long-term value of the Company.

Historically, payouts for the performance units were made in cash; however, beginning with awards granted in 2007 the payouts are made in stock in order to reduce earnings volatility associated with the cash based awards. The number of shares paid is based on the number of units issued to the employee and the Company’s total shareholder return. No payouts were made on performance units granted for the 2006-2008 or 2007-2009 performance periods since total shareholder returns for those periods were negative. Performance unit awards are not scheduled to be paid out, if at all, until the first quarter of 2011 for the 2008-2010 performance period, the first quarter of 2012 for the 2009-2011 performance period and the first quarter of 2013 for the 2010-2012 performance period.

Restricted Stock

In 2008, the Committee addressed concerns about the impact of market volatility on long-term executive retention. Following an evaluation with the assistance of Mercer regarding various approaches to promote retention, the Committee approved a grant of 34,000 shares of restricted stock to Mr. O’Dell and 17,000 shares of restricted stock to Mr. Albanese. These grants coincided with the grant date of stock options in February 2008. The shares of restricted stock vest 25% on February 1, 2011; 25% on February 1, 2012 and the balance on February 1, 2013 assuming the executive has been in continuous service to the Company since the award date.

Other Benefits and Perquisites

Benefits

The Company provides certain benefits to substantially all employees, including the Named Executive Officers. These benefits include paid holidays and vacation, medical, dental, disability and life insurance and a defined contribution retirement plan. The defined contribution retirement plan is a 401(k) plan to which employees may elect to make pre-tax contributions. The Company has the discretion to match 50% of all employee contributions, up to a maximum employee contribution of six percent of annual salary. Due to the current economic conditions, the Company elected to temporarily suspend the matching contribution for all employees, including for executive officers, starting in February 2009 and will reassess that decision as economic and industry conditions change and the Company’s performance improves.

Deferred Compensation Plan

In addition to the benefits provided to all employees, the Company has established for officers (including all of the Named Executive Officers) and certain other employees an Executive Capital Accumulation Plan which is a non-qualified deferred compensation plan. The deferred compensation plan was implemented to motivate and ensure the retention of key employees by providing them with greater flexibility in structuring the timing of their compensation and tax payments. The Committee believes that the Company’s deferred compensation plans provide a valuable benefit to senior executives while resulting in minimal costs to the Company.

Pursuant to the Capital Accumulation Plan, the Company has made an annual discretionary contribution for each participant that is equal to five percent of his or her base salary and annual incentive payment. In addition, to the extent a participant’s contribution to the 401(k) plan is limited under restrictions placed on “Highly Compensated Employees” under ERISA, the participant may elect to contribute the limited amount to the 401(k) plan and the difference to the Capital Accumulation Plan. To the extent the Company is unable to match participant contributions under the 401(k) plan because of the ERISA limitations, the matching contributions will be made by the Company to the Capital Accumulation Plan. The Company’s regular annual five percent contribution has a five year vesting period. Due to the current economic conditions, the Company elected to not make the annual discretionary contribution for 2009 and will reassess that decision as economic and industry conditions change and the Company’s performance improves.

The Capital Accumulation Plan also allows the participant to make an elective deferral each year of up to 50% of base salary and up to 100% of any annual incentive plan payment. The participant must irrevocably elect the base salary deferral before the beginning of the year in which compensation is being made and the annual incentive deferral no later than six months through the performance period.

The plan provides the same investment options to participants as are available under the 401(k) plan, except that participants may also elect to invest in Saia stock under the plan. Participants may elect to transfer balances between investment options without restriction at any time throughout the year, except that any investment in Saia stock is an irrevocable election and upon distribution that investment will be paid out in Saia stock, rather than cash. Vested plan balances become distributable to the participant upon termination of employment.

Perquisites

The types and amounts of perquisites have been determined by the Committee with input from Mercer based on perquisites granted to comparable officers by companies in the peer group applicable to base salary. The Company provides these perquisites because many companies in the peer group provide similar perquisites to their Named Executive Officers, and the Committee believes they are necessary for retention purposes. The Committee reviews the perquisites provided to the Named Executive Officers in an attempt to ensure that the perquisites continue to be appropriate in light of the Committee’s overall goal of designing a compensation program that maximizes the interest of Saia’s shareholders.

During 2009 and 2008, two Named Executive Officers (Mr. O’Dell and Mr. Albanese) received perquisites with a value greater than $10,000. (See the “All Other Compensation” column of the Summary Compensation Table.) The perquisites provided to the Named Executive Officers include the following:

•	Car allowance ($7,200 annual maximum per Named Executive Officer),

•	Financial/legal planning ($5,000 annual maximum for Mr. O’Dell and $4,000 annual maximum for each other Named Executive Officer),

•	Executive term life insurance ($1,000,000 for Mr. O’Dell and $500,000 for each other Named Executive Officer) and

•	Country club membership (no maximum amount and provided only to Mr. O’Dell).

Post-Employment Compensation

The Committee believes that severance and change in control arrangements are an important part of overall compensation for the Named Executive Officers because they help to secure the continued employment and dedication of the Named Executive Officers notwithstanding any concern they might have regarding their own continued employment prior to or following a change in control. The Committee also believes that these arrangements are important as a recruitment and retention device, as most of the companies with which Saia competes for executive talent have similar agreements in place for their senior employees. The Committee annually reviews the material terms of the agreements to ensure they are consistent with the Company’s compensation philosophy.

Executive Severance Agreements

The Company has entered into severance agreements with each of the Named Executive Officers. These agreements include a “double trigger”, meaning they provide for severance payments and other benefits only if there is a change in control of the Company and thereafter the executive’s employment is terminated involuntarily (other than for cause) or voluntarily with good reason. The material terms of the executive severance agreements are reviewed annually by the Committee with input from Mercer and outside legal counsel to confirm that they remain generally consistent with competitive practices. The Committee believes these agreements reward service and tenure and recognizes the need for financial security for key executives when employment ends. Rewards focus on our ongoing needs within the changing landscape of the transportation industry.

Under the severance agreements, if there is a change in control of the Company and within 24 months after the change in control the executive’s employment is terminated involuntarily by the Company (other than for cause) or voluntarily by the executive with good reason, the executive would receive a severance payment equal to two times (three times for Mr. O’Dell) the highest annual base salary and annual incentive bonus paid or payable to the executive for any twelve consecutive months in the three years ending with the date of the executive’s termination. In addition, all applicable health, medical, life insurance and long-term disability plans and programs covering the executive would continue for a period of two years (three years in the case of Mr. O’Dell) following the termination date. The severance agreements also provide for a gross-up payment for any excise tax imposed by Section 4999 of the Internal Revenue Code. In the event of a change in control, all outstanding stock options would immediately vest and the executive would have one year from the date of the change in control (two years in the case of Mr. O’Dell) to exercise the options, but not beyond the original term of the option.

Employment Agreements — Mr. O’Dell and Mr. Albanese

In order to provide an incentive for executive retention and to help support certain non-competition and non-solicitation provisions, the Company has entered into employment agreements with Mr. O’Dell and Mr. Albanese. The employment agreements are for two-year terms (renewing daily) and each agreement provides for a minimum base salary. Subject to the minimum base salary, the Committee may set the executive’s salary at any level it deems appropriate and the Committee evaluates and sets the base salaries on an annual basis.

The employment agreements include severance payments and benefits to Mr. O’Dell and Mr. Albanese in the event of their employment termination under certain circumstances. All severance payments and benefits pursuant to the employment agreements are conditioned upon the executive’s compliance with the non-disclosure, non-competition and employee and customer non-solicitation provisions of the employment agreement. The Company believes these provisions help ensure the long-term success of the Company and facilitate executive retention.

In the event the executive’s employment is terminated by the Company without cause or by the executive for good reason, the employment agreement provides that the executive is entitled to receive base salary and benefits accrued through the termination date, along with a severance benefit equal to two times his annual rate of base salary immediately preceding his termination of employment, paid in a lump sum on the first day of the seventh month immediately following the executive’s last day of employment. In addition, the Company is obligated to pay the executive a pro rated target bonus based on the actual portion of the fiscal year elapsed prior to the termination of the executive’s employment. Such payment will be made in a lump sum on the first day of the seventh month immediately following the executive’s last day of employment together with interest on such target bonus at a reasonable rate to be determined by the Company. During the period of 24 months following the executive’s termination of employment, the executive (and if covered under the applicable program, his spouse) would remain covered by the employee benefit plans and programs that covered him immediately prior to his termination of employment subject to certain exceptions. All outstanding stock options held by executive at the time of termination become fully exercisable upon such termination and the executive would have two years from the date of such termination to exercise such stock options, but not beyond the term of the option. Benefits provided under the employment agreement are subject to a gross-up payment for any excise tax imposed by Section 4999 of the Internal

Revenue Code. The employment agreement provides that in the event of an employment termination that would provide severance benefits under the executive severance agreement and the executive’s employment agreement, the executive would be entitled to the greater of each benefit provided under the applicable agreements.

In the event of death or disability, Mr. O’Dell and Mr. Albanese (or their respective estates) would be eligible to receive salary and benefits accrued through the date of the event, except that if the event occurred prior to the end of the performance period, any annual incentive would be forfeited. However, payment of long-term incentive performance units would be calculated using the event date as the end of the performance period, and then paid out based on a pro rata portion of the entire performance period. All outstanding stock options would immediately vest and would expire in one year, but not beyond the term of the option.

The material terms of the employment agreements are reviewed annually by the Committee with input from Mercer and outside legal counsel to confirm that they remain generally consistent with competitive practices.

Other Compensation Policies

Stock Ownership Guidelines

Because the Company is committed to aligning the executives’ interests with those of the shareholders, the Board has approved stock ownership guidelines for all officers who are eligible to receive long-term incentives, including all of the Named Executive Officers. The required number of shares for each officer is determined by multiplying his or her current base salary by the multiple noted below and dividing by the current share price. The current multiples are as follows:

•	Chief Executive Officer - Richard D. O’Dell	5.0 x Base Salary
•	SVP Operations & Sales - Anthony D. Albanese	3.0 x Base Salary
•	Chief Financial Officer/VP Finance - James A. Darby	2.5 x Base Salary
•	Chief Information Officer/VP Information and Technology - Mark H. Robinson	2.5 x Base Salary
•	All Other Officers	2.0 x Base Salary

While executives are not subject to a specific time period for satisfying the stock ownership guidelines, they are required to retain as owned stock 50 percent of after tax profits from stock option exercises and stock-based performance unit awards until such time as the Stock Ownership Guideline is met. The Committee reviews the stock ownership guidelines at each meeting and monitors the progress towards, and continued compliance with, the stock ownership guidelines.

Compensation Recovery Policy

In 2007, the Board of Directors adopted a formal policy that provides that the Company will, to the extent permitted by governing law, require reimbursement of all or a portion, as applicable, of any performance-based compensation paid to any participant in the Company’s long-term incentive plans after January 30, 2007 where (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement, and (b) a lower payment, or no payment, would have been made to the participant based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the individual participant’s performance-based compensation exceeded the amount that would have been paid based on the restated financial results, plus a reasonable rate of interest.

Prohibited Transactions

No employee, including Named Executive Officers, may engage in short sales of Saia common stock or in transactions involving puts, calls, or other derivative securities of the Company or in hedging transactions with respect to the Company. Additionally, all employees, including Named Executive Officers, are prohibited from holding Saia stock in a margin account and from pledging Saia common stock as collateral for indebtedness, except in circumstances where the holder can clearly demonstrate the financial capacity to repay the indebtedness without resort to the pledged stock.

Tax Policies

Under Section 162(m) of the Internal Revenue Code, the Company is limited to a $1 million annual deduction on non-performance-based compensation paid to certain Named Executive Officers. Based on the legal definition, Saia’s long-term incentive instruments (stock options and performance units) are considered performance-based compensation and are therefore deductible by the Company. Since Mr. O’Dell is the only Named Executive Officer whose deductible compensation has the potential to reach the $1 million limit (and then only in an outstanding performance year), no specific action has been taken to comply with Section 162(m).

Section 409A of the Internal Revenue Code generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. The Committee takes Section 409A into account in determining the form and timing of compensation paid to executives.

Sections 280G and 409A of the Internal Revenue Code limit Saia’s ability to take a tax deduction for certain “excess parachute payments” (as defined in Code Sections 280G and 409A) and impose excise taxes on each executive that receives “excess parachute payments” in connection with his or her severance from the Company in connection with a change in control. The Committee considers the adverse tax liabilities imposed by Code Sections 280G and 409A, as well as other competitive factors, when it structures certain post-termination compensation payable to the Named Executive Officers. The potential adverse tax consequences to the Company and/or the executive, however, are not necessarily determinative factors in such decisions.

Accounting Policies

For all stock option grants prior to January 1, 2003, stock-based compensation to employees is accounted for based on the intrinsic value method under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation.

In December 2004, the FASB issued FASB ASC Topic 718- Stock Compensation. This replaced SFAS No. 123 and supersedes APB Opinion No. 25. The Company records a non-cash expense for the stock compensation plans using the fair value method. Historically, the Company has recorded compensation cost in accordance with APB Opinion No. 25, which did not require the recording of an expense for stock options if they were granted at a price equal to the fair market value of Saia’s common stock on the grant date. No changes to the design of the long-term incentive program have been made as a result of fair-value accounting under FASB ASC Topic 718-Stock Compensation.

REPORT OF THE COMPENSATION COMMITTEE
OF SAIA, INC.

The Compensation Committee of the Board of Directors of the Company has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is provided by the following directors, who constitute the Committee:

Compensation Committee Members
Linda J. French, Chair
William F. Martin, Jr.
Björn E. Olsson
Jeffrey C. Ward

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation awarded to, earned by or paid to Saia’s chief executive officer, chief financial officer and its three other most highly compensated executive officers (the “Named Executive Officers”) for services rendered in all capacities within Saia during the fiscal years ended December 31, 2009, 2008 and 2007.

SUMMARY COMPENSATION TABLE

								Change in
								Pension
								Value and
								Non-
								Qualified
						Non-Equity		Deferred
				Stock	Option	Incentive Plan		Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation		Earnings	Compensation	Total
Name & Principal Position	Year	($)(1)	($)	($)(2)	($) (2)	($)		($)	($)(6)	($)

Richard D. O’Dell,	2009	408,048	—	112,326	183,894	—	(3)	—	24,951	729,219
President & Chief	2008	429,504	—	112,664	183,477	—	(4)	—	50,223	775,868
Executive Officer (PEO)	2007	419,890	—	—	135,748	—	(5)	—	44,912	600,550
James A. Darby,	2009	192,864	—	—	39,447	—	(3)	—	17,542	249,852
Vice President of Finance &	2008	202,968	—	—	34,872	—	(4)	—	29,441	267,281
Chief Financial Officer (PFO)	2007	198,414	—	—	20,434	—	(5)	—	30,065	248,913
Anthony D. Albanese,	2009	257,088	—	56,163	59,075	—	(3)	—	21,198	393,524
Sr. Vice President of	2008	270,600	—	56,325	59,277	—	(4)	—	29,310	415,512
Sales & Operations	2007	264,550	—	—	40,814	—	(5)	—	38,204	343,568
Mark H. Robinson,	2009	186,960	—	—	37,777	—	(3)	—	11,910	236,648
Vice President of Information	2008	196,800	—	—	39,367	—	(4)	—	23,126	259,293
Technology &Chief Information Officer	2007	192,400	—	—	26,349	—	(5)	—	23,812	242,562
Sally R. Buchholz,	2009	175,296	—	—	29,722	—	(3)	—	16,154	221,172
Vice President of	2008	184,512	—	—	25,490	—	(4)	—	25,165	235,167
Marketing & Customer Service	2007	180,376	—	—	16,385	—	(5)	—	27,011	223,772

(1)	Includes amounts deferred under the Company’s Executive Capital Accumulation Plan as disclosed in the Nonqualified Deferred Compensation Table.

(2)	Valuation assumptions for stock options and awards are disclosed in Note 9 to the financial statements included in the Company’s 2009 Form 10-K.

(3)	Amount earned for the 2007 — 2009 long-term incentive under the Saia, Inc. Amended and Restated 2003 Omnibus Incentive Plan.

(4)	Amount earned for the 2006 — 2008 long-term incentive under the Saia, Inc. Amended and Restated 2003 Omnibus Incentive Plan.

(5)	Amount earned for the 2005 — 2007 long-term incentive under the Saia, Inc. Amended and Restated 2003 Omnibus Incentive Plan.

(6)	See details in the “All Other Compensation” table below.

All Other Compensation

The following table sets forth the detail of other compensation awarded to, earned by or paid to Saia’s Named Executive Officers for services rendered in all capacities within Saia during the fiscal years ended December 31, 2009, 2008 and 2007.

All Other Compensation

						Company	Company
						Contributions	Contributions	Dividends/
		Perquisites			Payments/	to Defined	to Defined	Earnings
		& Other			Accruals on	Contribution	Contribution	on Stock/
		Personal	Tax	Car	Termination	Plans	Plans (Def.	Option	Insurance
Name & Principal Position	Year	Benefits(1)	Reimbursements	Allowance	Plans	(401(k))	Comp.)	Awards	Premiums	Other(2)

Richard D. O’Dell,	2009	789	—	5,930	—	984	15,609	—	1,639	—
President & Chief	2008	779	—	7,200	—	6,325	32,696	—	1,635	1,588
Executive Officer (PEO)	2007	1,457	—	7,200	—	6,188	27,235	—	826	2,006
James A. Darby,	2009	—	—	7,200		698	7,419	—	2,225	—
Vice President of	2008	—	—	7,200	—	5,582	14,380	—	2,279	—
Finance & Chief Financial Officer (PFO)	2007	—	—	7,200	—	6,188	14,660	—	1,805	212
Anthony D. Albanese,	2009	—	—	7,200	—	—	9,806	—	2,598	1,594
Sr. Vice President	2008	—	—	7,200	—	—	19,297	—	1,219	1,594
of Sales & Operations	2007	—	—	7,200	—	6,188	21,091	—	983	2,742
Mark H. Robinson,	2009	—	—	2,851	—	677	7,193	—	1,190	—
Vice President of	2008	—	—	2,696	—	5,412	13,798	—	1,219	—
Information Technology &Chief Information Officer	2007	—	—	2,409	—	6,188	14,443	—	628	145
Sally R. Buchholz,	2009	—	—	6,634	—	634	6,706	—	898	1,282
Vice President of Marketing	2008	—	—	5,790	—	5,074	12,053	—	966	1,282
& Customer Service	2007	—	—	6,446	—	6,188	12,514	—	944	919

(1)	Payment of country club dues.

(2)	Deemed compensation for spousal travel.

Grants of Plan-Based Awards

The following table sets forth the detail of grants of plan-based awards to Saia’s Named Executive Officers for services rendered in all capacities within Saia during the fiscal year ended December 31, 2009. See further details regarding these grants in the description of “Long Term Incentives” on page 19 of the Compensation Discussion and Analysis included above.

Grants of Plan-Based Awards — 2009

								All Other	All Other		Grant
								Stock	Option		Date
								Awards:	Awards:		Fair
		Estimated Future Payouts Under			Estimated Future Payouts			Number of	Number of	Exercise or	Value
		Non-Equity Incentive Plan			Under Equity Incentive Plan			Shares of	Securities	Base Price	of Stock
		Awards			Awards			Stock	Underlying	of Option	and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name & Principal Position	Date	(1)($)	(1)($)	(1)($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards

Richard D. O’Dell,	2/3/2009	—	—	—	—	—	—	—	22,400	11.96	130,225
President & Chief	1/1/2009	—	163,219	326,438	—	—	—	—	—	—	—
Executive Officer (PEO)
James A. Darby,	2/3/2009	—	—	—	—	—	—	—	7,070	11.96	41,102
Vice President of	1/1/2009	—	51,495	102,989	—	—	—	—	—	—	—
Finance & Chief Financial Officer (PFO)
Anthony D. Albanese,	2/3/2009	—	—	—	—	—	—	—	10,590	11.96	61,566
Sr. Vice President of	1/1/2009	—	77,126	154,253	—	—	—	—	—	—	—
Sales & Operations
Mark H. Robinson,	2/3/2009	—	—	—	—	—	—	—	6,860	11.96	39,881
Vice President of	1/1/2009	—	49,918	99,837	—	—	—	—	—	—	—
Information Technology & Chief Information Officer
Sally R. Buchholz,	2/3/2009	—	—	—	—	—	—	—	6,430	11.96	37,381
Vice President of	1/1/2009	—	46,804	93,608	—	—	—	—	—	—	—
Marketing & Customer Service

(1)	Estimated payouts under the 2009 — 2011 long-term incentive award under the Saia, Inc. Amended and Restated 2003 Omnibus Incentive Plan calculated based on base salaries as of January 1, 2009.

All long-term incentives awarded in 2009 were awarded under the Amended and Restated Saia, Inc. 2003 Omnibus Incentive Plan. The performance period for these awards is 2009-2011. Each participant who received an award is assigned a target incentive, which is a number of shares of Saia stock with a value equal to the specified percentage of annual base salary for the participant. The number of shares that are paid to a participant with respect to the three-year performance period is based on the total shareholder return of Saia compared to the total shareholder return of 29 peer companies. If the total shareholder return of Saia for the three-year period is negative, no payouts are made under the award. Because the amount of an executive’s payout is based on the Company’s total shareholder return compared to that of members of a peer group over a three-year period, the exact amount of the payout (if any) cannot be determined at this time.

The stock option grants to the Named Executive Officers are made by the Committee on the same day as the grants to other stock option recipients.

Stock options granted in 2009 have an exercise price equal to the market closing price of Saia stock on the date of grant and a three-year cliff vesting schedule and a seven-year term. The grant date fair value of the stock options was determined using the Black-Scholes-Merton formula with the following assumptions:

•	risk free interest rate of 1.75%;

•	expected life of five years;

•	expected volatility of 55.17%; and

•	a dividend rate of zero.

Outstanding Equity Awards

The following table sets forth information regarding the number of shares of unexercised stock options and the number of shares and value of restricted stock outstanding at December 31, 2009 for the Named Executive Officers.

Outstanding Equity Awards at December 31, 2009

	Option Awards						Stock Awards
				Equity						Equity	Equity
				Incentive						Incentive Plan	Incentive Plan
				Plan						Awards:	Awards:
				Awards:					Market	Number of	Market or
	Number of	Number of		Number of			Number of		Value of	Unearned	Payout Value of
	Securities	Securities		Securities			Shares or		Shares or	Shares, Units,	Unearned
	Underlying	Underlying		Underlying			Units of		Units of	or Other	Shares, Units,
	Unexercised	Unexercised		Unexercised	Option		Stock that		Stock that	Rights that	or Other Rights
	Options	Options		Unearned	Exercise	Option	Have Not		Have Not	Have Not	that Have Not
	(#)	(#)		Options	Price	Expiration	Vested		Vested	Vested	Vested
Name & Principal Position	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	(#)	($)

Richard D. O’Dell,	30,017	—		—	4.363	10/25/2010	—		—	—	—
President & Chief	5,880	—		—	23.000	02/02/2012	—		—	—	—
Executive Officer (PEO)	9,560	—		—	27.380	01/27/2013	—		—	—	—
	—	11,750	(1)	—	26.720	02/02/2014	—		—	—	—
	—	19,990	(2)	—	26.720	02/02/2017	—		—	—	—
	—	26,040	(3)	—	14.710	02/01/2015	—		—	—	—
	—	22,400		—	11.960	02/03/2016	34,000	(4)	503,880	—	—
James A. Darby,	1,300	—		—	23.000	02/02/2012	—		—	—	—
Vice President of Finance &	2,170			—	27.380	01/27/2013	—		—	—	—
Chief Financial Officer (PFO)	—	3,710	(1)	—	26.720	02/02/2014	—		—	—	—
	—	8,220	(3)	—	14.710	02/01/2015	—		—	—	—
	—	7,070		—	11.960	02/03/2016	—		—	—	—
Anthony D. Albanese,	3,390	—		—	23.000	02/02/2012	—		—	—	—
Sr. Vice President of Sales &	5,500	—		—	27.380	01/27/2013	—		—	—	—
Operations	—	5,560	(1)	—	26.720	02/02/2014	—		—	—	—
	—	12,300	(3)	—	14.710	02/01/2015	—		—	—	—
	—	10,590		—	11.960	02/03/2016	17,000	(4)	251,940	—	—
Mark H. Robinson,	10,894	—		—	4.209	07/20/2010	—		—	—	—
Vice President of Information	1280	—		—	23.000	02/02/2012	—		—	—	—
Technology & Chief	1,310	—		—	16.880	08/24/2012	—		—	—	—
Information Officer	3,570	—		—	27.380	01/27/2013	—		—	—	—
	—	3,430	(1)	—	26.720	02/02/2014	—		—	—	—
	—	7,970	(3)	—	14.710	02/01/2015	—		—	—	—
	—	6,860		—	11.960	02/03/2016	—		—	—	—
Sally R. Buchholz,	4,915	—		—	4,363	10/25/2010	—		—	—	—
Vice President of Marketing &	1220	—		—	23.000	02/02/2012	—		—	—	—
Customer Service	2,030	—		—	27.380	01/27/2013	—		—	—	—
	—	2,530	(1)	—	26.720	02/02/2014	—		—	—	—
	—	5,600	(3)	—	14.710	02/01/2015	—		—	—	—
	—	6,430		—	11.960	02/03/2016	—		—	—	—

All unexercisable options were issued under the Saia, Inc. Amended and Restated 2003 Omnibus Incentive Plan.

(1)	Options vest on 2/2/2010.

(2)	Options vest in three equal traunches on 2/2/2010, 2/2/2011 and 2/2/2012.

(3)	Options vest on 2/1/2011.

(4)	Restricted Stock vests as follows: one quarter on 2/1/2011, one quarter on 2/1/2012 and one half on 2/1/2013.

2009 Options Exercised and Stock Vested

The following table sets forth information regarding the number and value of stock options exercised and stock awards vested during 2009 for the Named Executive Officers.

Option Exercises and Stock Vested — 2009

Option Awards
	Number of		Stock Awards
	Shares	Value	Number of Shares
	Acquired	Realized	Acquired on	Value Realized
	on Exercise	on Exercise	Vesting	on Vesting
Name & Principal Position	(#)	($)	(#)	($)

Richard D. O’Dell, President & Chief Executive Officer (PEO)	35,625	510,110	—	—
James A. Darby, Vice President of Finance & Chief Financial Officer (PFO)	24,836	376,558	—	—
Anthony D. Albanese, Sr. Vice President of Sales & Operations	—	—	—	—
Mark H. Robinson, Vice President of Information Technology & Chief Information Officer	—	—	—	—
Sally R. Buchholz, Vice President of Marketing & Customer Service	—	—	—	—

Non-Qualified Deferred Compensation

The following table sets forth information regarding the executive and Company contributions to the Capital Accumulation Plan, as well as investment earnings on the Plan for the Named Executive Officers in 2009. See further details regarding the Capital Accumulation Plan in the description of “Benefits and Perquisites” on page 22 of the Compensation Discussion and Analysis included above.

Nonqualified Deferred Compensation — 2009

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name & Principal Position	(1) ($)	(2) ($)	($)	($)	($)

Richard D. O’Dell,	358	15,609	149,039	—	540,355
President & Chief Executive Officer (PEO)
James A. Darby,	9,389	7,419	114,945	—	427,462
Vice President of Finance & Chief Financial Officer (PFO)
Anthony D. Albanese,	12,516	9,806	134,589	—	514,433
Sr. Vice President of Sales & Operations
Mark H. Robinson,	1,820	7,193	45,032	—	167,756
Vice President of Information Technology & Chief Information Officer
Sally R. Buchholz, Vice President of Marketing &	384	6,706	52,793	—	190,825
Customer Service

(1)	Amounts reported in this column are reported as Salary in the last completed fiscal year in the Summary Compensation Table.

(2)	Amounts reported in this column are reported as Other Compensation in the last completed fiscal year in the Summary Compensation Table.

Pension Benefits

Although the Company does have a defined contribution 401(k) plan, it does not have a tax-qualified defined benefit plan or supplemental executive retirement plan. As such, there are no related disclosures to be made.

Potential Payments Upon Termination or Change in Control

Executive Severance Agreements

Each of the Named Executive Officers in the Summary Compensation Table is party to an executive severance agreement. Under the executive severance agreements with the executive officers, they will receive certain compensation in the event of a “change of control” of Saia followed within two years by (i) the termination of the executive’s employment for any reason other than death, disability, retirement or “cause” or (ii) the resignation of the executive due to an adverse change in title, authority or duties, a transfer to a new location, a reduction in salary, or a reduction in fringe benefits or annual bonus below a level consistent with Saia’s practice prior to the change of control. In the event of a qualifying payment event: (i) the executive officer will receive a lump sum cash payment equal to two times the highest average annual rate of base compensation and bonuses paid or payable in any consecutive 12 month period during the three years prior to termination, except in the case of Mr. O’Dell whose lump sum cash payment is three times the highest average annual rate of base compensation and bonuses paid or payable in any consecutive 12 month period during the three years period to termination; (ii) the executive officer will receive a pro rated payout of benefits for the performance unit award based on the actual portion of the performance period elapsed prior to the termination of the executive’s employment; and (iii) beginning on the date of the executive’s termination of employment, the executive (and spouse if applicable) will remain covered under the employee benefit plans in which he participated prior to termination of employment for two years (three years in the case of Mr. O’Dell). In the event of a change of control, all outstanding stock options held by the executive officer at the time of termination immediately vest and remain exercisable for one year (two years in the case of Mr. O’Dell), but not beyond the original term of the option.

Saia agrees to pay the officer a gross up payment to make the officer whole for any taxes incurred by the officer for any payment, distribution or other benefit (including any acceleration of vesting of any benefit) received or deemed received by the officer under the executive severance agreement or otherwise that triggers the excise tax imposed by Section 4999 of the Internal Revenue Code.

For the purpose of the executive severance agreements, a “change of control” will be deemed to have taken place if: (i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, purchases or otherwise acquires shares of Saia and as a result thereof becomes the beneficial owner of shares of Saia having 20% or more of the total number of votes that may be cast for the election of directors of Saia; or (ii) as the result of, or in connection with any cash tender or exchange offer, merger or other business combination, or contested election, or any combination of the foregoing transactions, the directors then serving on the Board of Directors cease to constitute a majority of the Board of Directors of Saia or any successor to Saia.

The following table details the amounts that each Named Executive Officer would have received under the executive severance agreements if their employment had terminated (following a “change of control”) on December 31, 2009, the last business day of the Company’s fiscal 2009, and based on the Company’s closing stock price as of December 31, 2009 of $14.82.

				Shares of	Value of
	Salary &	Performance		Options	Options	Continuation
	Bonus	Unit Award	Accrued	Vested on	Vested on	of Health
	Severance	Severance	Vacation Pay	Termination	Termination	Benefits
Name	($)	($)	($)	(#)	($)	($)

Richard D. O’Dell	$1,118,732	$—	$10,985	80,180	$380,816	$28,677
James A. Darby	$417,636	$—	$10,385	19,000	$21,124	$19,118
Anthony D. Albanese	$640,578	$—	$2,472	28,450	$31,640	$19,118
Mark H. Robinson	$401,390	$—	$—	18,260	$136,093	$19,118
Sally R. Buchholz	$376,304	$—	$1,011	14,560	$70,402	$19,118

Employment Agreements

The Company has entered into employment agreements with Mr. O’Dell and Mr. Albanese. The employment agreements provide for severance payments and benefits to Mr. O’Dell and Mr. Albanese in the event of their employment termination under certain circumstances. All severance payments and benefits pursuant to the employment agreements are conditioned upon the executive’s compliance with the non-disclosure, non-competition and employee and customer non-solicitation provisions of the employment agreement.

In the event the executive’s employment is terminated by the Company without cause or by the executive for good reason, the employment agreement provides that the executive shall be entitled to receive base salary and benefits accrued through the termination date, along with a severance benefit equal to two times his annual rate of base salary immediately preceding his termination of employment, paid in a lump sum on the first day of the seventh month immediately following the executive’s last day of employment. In addition, the Company is obligated to pay the executive a pro rated target bonus based on the actual portion of the fiscal year elapsed prior to the termination of the executive’s employment. Such payment shall be made in a lump sum on the first day of the seventh month immediately following the executive’s last day of employment together with interest on such target bonus at a reasonable rate to be determined by the Company. During the period of 24 months following the executive’s termination of employment, the executive (and if covered under the applicable program, his spouse) would remain covered by the employee benefit plans and programs that covered him immediately prior to his termination of employment subject to certain exceptions. All outstanding stock options held by executive at the time of termination become fully exercisable upon such termination and the executive would have two years from the date of such termination to exercise such stock options, but not beyond the term of the option. Benefits provided under the employment agreement are subject to a gross-up payment for any excise tax imposed by Section 4999 of the Internal Revenue Code. The employment agreement provides that in the event of an employment termination that would provide severance benefits under both the executive severance agreement and the executive’s employment agreement, the executive would be entitled to the greater of each benefit provided under the applicable agreements.

In the event of death or disability, Mr. O’Dell and Mr. Albanese (or their respective estates) would be eligible to receive salary and benefits accrued through the date of the event, except that if the event occurred prior to the end of the performance period, any annual incentive would be forfeited. However, payment of long-term incentive performance units would be calculated using the event date as the end of the performance period, and then paid out based on a pro rata portion of the entire performance period. All outstanding stock options would immediately vest and would expire in one year, but not beyond the term of the option.

The tables below reflect the amount of compensation to be paid to Mr. O’Dell and Mr. Albanese in the event of termination of such executive’s employment. The tables present the amount of compensation payable to such executive upon voluntary termination by the executive, involuntary not-for-cause termination, for cause termination, and in the event of disability or death. The amounts shown in the tables below assume that such termination was effective as of December 31, 2009, and thus amounts earned through such time are estimates of the amounts which would be paid out to the respective executive upon his termination under the provisions. The actual amounts to be paid out can only be determined at the time of such executive’s actual separation from the Company.

Regardless of the manner in which Mr. O’Dell or Mr. Albanese terminates employment, they may be entitled to receive amounts earned during the term of employment. Such amounts include:

•	Amounts contributed by the executive to the Company’s 401(k) savings plan and nonqualified deferred compensation plan;

•	Unused vacation pay.

In the event of the death or disability of Mr. O’Dell or Mr. Albanese, in addition to the forgoing benefits listed he will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate.

The Company has separate executive severance agreements with Messrs. O’Dell and Albanese that address termination payments following a termination after a “change of control” as described in “Potential Payments upon Termination or Change of Control — Executive Severance Agreements” above.

Richard D. O’Dell

The following table details the potential payments upon termination of Mr. O’Dell, the Company’s Chief Executive Officer and President, under the described scenarios calculated as of December 31, 2009:

	For Cause Termination by	Termination by the
	the Company or Voluntary	Company without Cause
	Termination by Executive	or Termination by the
Executive Benefits &	for Other than Good	Executive for Good
Payments upon Separation	Reason	Reason	Disability	Death

Salary & Bonus Sevarance	$17,002	$1,118,732	$119,014	$17,895
Performance Unit Award Payout	$—	$—	$326,438	$—
Shares of Stock Options Vested	$—	$80,180	$80,180	$80,180
Value of Stock Options Vested	$—	$3 80,816	$380,816	$380,816
Continuation of Health Benefits	$—	$28,677	$—	$—
Accrued Vacation Pay	$10,985	$10,985	$10,985	$10,985
Employer Contribution to Deferred Compensation Plan	$—	$—	$—	$—
Disability Income	$—	$—	$2,116,340	$—
Life Insurance Benefits	$—	$—	$—	$1,000,000

Anthony D. Albanese

The following table details the potential payments upon termination of Mr. Albanese, the Company’s Senior Vice President of Sales & Operations, under the described scenarios calculated as of December 31, 2009:

	For Cause Termination by	Termination by the
	the Company or Voluntary	Company without Cause
	Termination by Executive	or Termination by the
Executive Benefits &	for Other than Good	Executive for Good
Payments upon Separation	Reason	Reason	Disability	Death

Salary & Bonus Sevarance	$10,712	$640,578	$74,984	$11,275
Performance Unit Award Payout	$—	$—	$154,253	$—
Shares of Stock Options Vested	—	28,450	28,450	28,450
Value of Stock Options Vested	$—	$31,460	$31,640	$31,460
Continuation of Health Benefits	$—	$19,118	$—	—
Accrued Vacation Pay	$2,472	$2,472	$2,472	$2,472
Employer Contribution to Deferred Compensation Plan	$—	$—	$—	$—
Disability Income	$—	$—	$1,190,285	$—
Life Insurance Benefits	$—	$—	$—	$500,000

Director Compensation

The Compensation Committee, with input and analysis from Mercer, annually reviews compensation for the Company’s non-employee directors and makes recommendations for the approval of the full Board of Directors. Current market data reviewed during 2008 indicates non-employee director compensation is well below the target 50% level. Based on the current economic environment, Company performance and the Company’s strategic plan for 2009, non-employee director compensation was not increased in 2009. In April 2009, as part of compensation reductions throughout the Company in response to the significant competitive and financial challenges faced by the Company, the Board elected to reduce compensation paid to non-employee directors by 10%.

For 2009 and 2010, all non-employee directors (other than the Chairman) receive the following compensation, which reflects the 10% reduction in April 2009:

•	Annual retainer of $18,000 (chairpersons of the Nominating and Governance Committee and the Compensation Committee receive an additional $4,500 annually, the chairperson of the Audit Committee and the Lead Independent Director each receive an additional $9,000 annually), paid one-half in cash and one-half in Saia common stock

•	Shares of Saia common stock with a value of $27,500 (equates to 2,300 shares for 2009 and 2,280 shares for 2010);

•	$1,350 for each Board meeting attended; and

•	$900 for each committee meeting attended (unless the committee chair elects not to authorize a fee for perfunctory committee meetings).

For 2009 and 2010, the non-employee Chairman receives an annual retainer of $81,000 (reflecting the 10% reduction) in addition to the compensation received by the other non-employee directors.

All non-employee directors are reimbursed for travel and other out-of-pocket incidental expenses related to meetings and for spousal travel to certain meetings.

Pursuant to the Saia, Inc. Amended and Restated 2003 Omnibus Incentive Plan, 50% of the annual retainer paid to non-employee directors (other than the non-employee Chairman of the Board whose stock ownership already significantly exceeds the Company’s stock ownership guidelines for non-employee directors), including additional fees paid to Committee chairs and the Lead Independent Director, is paid in Saia stock rather than cash, with the value of the stock based on the closing sale price at the date of payment. In addition, under the Omnibus Incentive Plan, non-employee directors receive an annual award of shares of the Company’s common stock not to exceed 3,000 shares, with the actual number of shares determined annually by the Compensation Committee. For 2009 and 2010, the Committee determined to grant to each non-employee director shares with a value of $27,500 (equates to 2,300 shares for 2009 and 2,280 shares for 2010). The actual number of shares that are issued is based on the closing sale price of Saia common stock on the third trading day following the release of fourth quarter earnings data, which is also the date that annual stock option awards are granted to management. The stock award is paid to non-employee directors on the third business day following the annual meeting of shareholders.

Under the Director’s Deferred Fee Plan, non-employee directors may defer all or a portion of annual fees earned. The deferrals are converted into units equivalent to the value of Company stock. Upon the directors’ termination, death or disability, accumulated deferrals are distributed in the form of Company common stock.

The following table sets forth all compensation for the Company’s non-employee directors for the year ended December 31, 2009.

Director Compensation — 2009

						Change in
						Pension Value
	Fees					and Nonqualified
	Earned or				Non-Equity	Deferred
	Paid	Stock		Option	Incentive Plan	Compensation	All Other
	in Cash	Awards		Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)		($)	($)	($)	($)	( $)

Linda J. French	27,450	40,368	(1)	—	—	—	—	67,818
John J. Holland	18,000	51,618	(1)	—	—	—	—	69,618
William F. Martin, Jr.	26,100	38,118	(1)	—	—	—	—	64,218
James A. Olson	16,100	56,118	(1)	—	—	—	—	72,218
Bjorn E. Olsson	23,850	49,368	(1)	—	—	—	—	73,218
Douglas W. Rockel	16,150	47,118	(1)	—	—	—	—	63,268
Herbert A. Trucksess, III	104,400	29,118		—	—	—	—	133,518
Jeffrey C. Ward	13,200	47,118	(1)	—	—	—	—	60,318

(1)	Amount deferred under the Directors’ Deferred Fee Plan

In order to align non-employee directors’ interests with those of the Company and its shareholders, the Board has approved stock ownership guidelines for the Company’s non-employee directors. Under the guidelines, non-employee directors have three years from the date they joined the Board to acquire shares of the Company’s common stock valued at five times the then-current retainer for non-employee directors. Units held in the Company’s Deferred Stock Plan are included as units of stock for the purposes of the guidelines. Under Company policy, directors are precluded from selling shares earned as a director until the director is in compliance with the stock ownership guidelines.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee operates pursuant to a written charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Audit Committee. The Committee charter is available within the corporate governance section of the Company’s website at www.saia.com. For the year ended December 31, 2009 and as of the date of the adoption of this report, the Audit Committee was comprised of James A. Olson, John J. Holland and Douglas W. Rockel, each of whom met the independence and experience requirements of The Nasdaq Global Select Market. Messrs. Olson, Holland and Rockel are “audit committee financial experts” as defined by the applicable rules of the Securities and Exchange Commission.

The Audit Committee oversees Saia’s financial reporting process on behalf of the Board of Directors and oversees the entire audit function including the selection of independent registered public accounting firm. Management has the primary responsibility for the consolidated financial statements and the financial reporting process including internal control over financial reporting and the Company’s legal and regulatory compliance. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements for the year ended December 31, 2009 including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant accounting judgments and critical accounting policies and estimates, the clarity of disclosures in the consolidated financial statements, and management’s assessment and report on internal control over financial reporting. The Audit Committee also discussed with the Chief Executive Officer and Chief Financial Officer their respective certifications with respect to Saia’s Annual Report on Form 10-K for the year ended December 31, 2009.

The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing opinions on (i) the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles and (ii) the effectiveness of internal control over financial reporting, their judgments as to the acceptability and quality of Saia’s accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) including those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed those disclosures and other matters relating to independence with the auditors.

The Audit Committee discussed with Saia’s internal and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their audits of Saia’s internal controls, including internal control over financial reporting, and the overall quality of Saia’s financial reporting.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. In reliance on the reviews and discussions with management and with the independent registered public accounting firm referred to above, and the receipt of an unqualified opinion from KPMG LLP dated February 25, 2010 regarding the audited consolidated financial statements of Saia for the year ended December 31, 2009, as well as the opinions of KPMG LLP on the effectiveness of internal control over financial reporting, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Audit Committee Members
James A. Olson, Chair
John J. Holland
Douglas W. Rockel

The foregoing Report of the Compensation Committee of the Board of Directors and Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Saia specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the Securities and Exchange Commission under such Acts.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

KPMG LLP audited Saia’s annual consolidated financial statements for the fiscal year ended December 31, 2009. The Audit Committee has appointed KPMG LLP to be Saia’s independent registered public accounting firm for the fiscal year ending December 31, 2010. The shareholders are asked to ratify this appointment at the annual meeting. A representative of KPMG LLP will be present at the meeting to respond to appropriate questions and to make a statement if they so desire.

Independent Registered Public Accounting Firm’s Fees

KPMG LLP billed Saia the following amounts for services provided during fiscal 2008 and 2009:

	2008	2009

Audit Fees	$829,157	$756,600
Audit-Related Fees	23,680	16,500
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$852,837	$773,100

•	Audit Fees. This category includes the fees and out-of-pocket expenses for the audit of Saia’s annual consolidated financial statements and internal control over financial reporting and review of Saia’s quarterly reports.

•	Audit-Related Fees. This category consists of fees for assurance and related services reasonably related to the performance of the audit or the review of Saia’s consolidated financial statements, not otherwise reported under Audit Fees.

•	Tax Fees. This category consists of fees for tax compliance, tax advice and tax planning.

•	All Other Fees. This category consists of fees for other non-audit services.

The Audit Committee has a written policy governing the engagement of Saia’s independent registered public accounting firm for audit and non-audit services. Under this policy, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent registered public accounting firm to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. Under the Audit Committee policy, the independent registered public accounting firm may not perform any non-audit service which independent registered public accounting firms are prohibited from performing under the rules and regulations of the Securities and Exchange Commission or the Public Company Accounting Oversight Board. The Audit Committee may delegate its pre-approval authority to one or more of its members but not to management. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

At the beginning of each fiscal year, the Audit Committee reviews with management and the independent registered public accounting firm the types of services that are likely to be required throughout the year. Those services are comprised of four categories: audit services, audit-related services, tax services and all other permissible services. The independent registered public accounting firm provides for each proposed service documentation regarding the specific services to be provided. At that time, the Audit Committee pre-approves a list of specific audit related services that may be provided within each of these categories and sets fee limits for each specific service or project. Management is then authorized to engage the independent registered public accounting firm to perform the pre-approved services as needed throughout the year subject to providing the Audit Committee with regular updates. The Audit Committee reviews all billings submitted by the independent registered public accounting firm on a regular basis to ensure that their services do not exceed pre-defined limits. The Audit Committee must review and approve in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent registered public accounting firm. The Audit Committee also must approve in advance any fees for pre-approved services that exceed the pre-established limits, as described above.

Vote Required For Ratification

The Audit Committee was responsible for selecting Saia’s independent registered public accounting firm for fiscal year 2010. Accordingly, shareholder approval is not required to appoint KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2010. The Board of Directors believes that submitting the appointment of KPMG LLP to the shareholders for ratification is a matter of good corporate governance. The Audit Committee is solely responsible for selecting Saia’s independent registered public accounting firm. If the shareholders do not ratify the appointment, the Audit Committee will review its future selection of independent registered public accounting firm.

The ratification of the appointment of KPMG LLP as Saia’s independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
“FOR” THE RATIFICATION OF KPMG LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and certain officers of Saia and persons who own more than ten percent of Saia’s common stock to file with the Securities and Exchange Commission initial reports of beneficial ownership (Form 3) and reports of subsequent changes in their beneficial ownership (Form 4 or Form 5) of Saia’s common stock. Such directors, officers and greater-than-ten-percent shareholders are required to furnish Saia with copies of the Section 16(a) reports they file. The Securities and Exchange Commission has established specific due dates for these reports and Saia is required to disclose in this proxy statement any late filings or failures to file.

Based solely upon a review of the copies of the Section 16(a) reports (and any amendments thereto) furnished to Saia and written representations from certain reporting persons that no additional reports were required, Saia believes that its directors, reporting officers and greater-than-ten-percent shareholders complied with all these filing requirements for the fiscal year ended December 31, 2009.

SIGNIFICANT SHAREHOLDERS

The following table lists certain persons and entities known by Saia to own beneficially, as of December 31, 2009, more than five percent of Saia’s common stock.

	Number of		Percent of
Name and Address of Beneficial Owner	Shares		Class(1)

FMR LLC	2,468,950	(2)	15.56%
82 Devonshire Street Boston, MA 02109
Dimensional Fund Advisors LP	1,178,450	(3)	7.43%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746
Wellspring Management, LLC	1,050,000	(4)	6.62%
1790 Kirby Parkway, Suite 127 Memphis, TN 38138
Security Investors, LLC	1,023,140	(5)	6.45%
One Security Benefit Place Topeka, KS 66636
BlackRock, Inc.	920,668	(6)	5.80%
40 East 52nd Street New York, NY 10022

(1)	For each person or group, the percentage ownership was determined by dividing the number of shares shown in the table by 15,867,280 (the number of shares of Saia common stock outstanding as of December 31, 2009).

(2)	The amount shown and the following information is derived from Amendment No. 1 to Schedule 13G filed by FMR LLC (“FMR”) on February 16, 2010. According to the amended Schedule 13G, FMR possesses sole dispositive power over 2,468,950 shares of Saia common stock and sole voting power over 314,500 shares of

Saia common stock. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02019, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,119,600 shares of Saia common stock as a result of acting as investment adviser to various investment companies. Each of Edward C. Johnson 3d, Chairman of FMR and FMR, through FMR’s control of Fidelity, and the investment companies has sole power to dispose of the 2,119,6000 shares of Saia common stock owned by the investment companies. The Boards of Trustees of the investment companies have the sole power to vote the 2,119,600 shares of Saia common stock owned by the investment companies. Pyramis Global Advisors Trust Company (“Pyramis”), 900 Salem Street, Smithfield, Rhode Island 02917, an indirect wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 349,350 shares of Saia common stock as a result of its serving as investment manager of institutional accounts owning such stock. Each of Mr. Johnson and FMR, through FMR’s control of Pyramis, has sole dispositive power over 349,950 shares of Saia common stock and sole voting power over 314,500 shares of Saia common stock owned by the institutional accounts managed by Pyramis.

(3)	The amount shown and the following information is derived from Amendment No. 5 to Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) on February 8, 2010. According to the amended Schedule 13G, Dimensional possesses sole dispositive power and sole voting power over 1,178,450 shares of Saia common stock. Dimensional is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940 and furnishes investment advise to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts collectively referred to as the “Funds”). In its role as investment advisor and/or manager, neither Dimensional or its subsidiaries possess voting and/or investment power over shares of Saia common stock that are owned by the Funds, and may be deemed to be the beneficial owner of shares of Saia common stock held by the Funds. However, all shares of Saia common stock reported in the amended Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such stock.

(4)	The amount shown and the following information is derived from the Schedule 13G filed by Wellspring Management, LLC (“Wellspring Management”) on January 8, 2010. According to the Schedule 13G, Wellspring possesses shared voting power over 1,050,000 shares of Saia common stock, sole dispositive power over 577,500 shares of Saia common stock and shared dispositive power over 472,500 shares of Saia common stock. The shares of Saia common stock to which the Schedule 13G relates are owned by Wellspring Capital, L.P. (“Wellspring Capital”), 1790 Kirby Parkway, Suite 127, Memphis, Tennessee 38138, for which Wellspring Management serves as the general partner and Blackwell Partners LLC (“Blackwell Partners”), 406 Blackwell Street, Suite 300, Durham, North Carolina 27701, whose separate account is managed by Wellspring Management. George White, 1790 Kirby Parkway, Suite 127, Memphis, Tennessee 38138, as managing member of Wellspring Management may therefore be deemed to beneficially own the shares of Saia common stock beneficially owned by Wellspring Management for purposes of Rule 13d-3 of the Securities Exchange Act of 1934, insofar as he may be deemed to have the power to direct the voting or disposition of such stock. Neither Wellspring Capital nor Blackwell Partners individually owns more than five percent of Saia’s outstanding common stock. The Schedule 13G has been filed for informational purposes to reflect that Wellspring Management is the general partner of Wellspring Capital, L.P. and provides investment services to Blackwell Partners. Blackwell Partners is a Georgia limited liability company through which Duke University and The Duke Endowment, each located at 406 Blackwell Street, Suite 300, Durham, North Carolina 27701, make certain of their segregated account investments. Duke University owns approximately 77.9% of the membership interests of Blackwell through its wholly-owned subsidiary, Gothic Corporation, while The Duke Endowment owns approximately 22.0% of the membership interests of Blackwell.

(5)	The amount show and the following information is derived from Amendment No. 1 to Schedule 13G filed by Security Investors, LLC (“Security Investors”) on February 12, 2010. According to the amended Schedule 13G, Security Investors possesses sole dispositive and sole voting power over 1,023,140 shares of Saia common stock. Security Investors is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940. As a result of its role as an investment adviser, Security Investors may be deemed to be the beneficial owner of the shares of Saia common stock held by its advisory clients.

(6)	The amount shown and the following information is derived from the Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on January 29, 2010. According to the Schedule 13G, BlackRock possesses sole dispositive and sole voting power over 920,668 shares of Saia common stock. The Schedule 13G amends the most recent Schedule 13G filing made by Barclays Global Investors, NA (“BGI”) and certain of its affiliates (collectively, the “BGI Entities”). On December 1, 2009 BlackRock completed its acquisition of BGI from Barclays Bank PLC. As a result, substantially all of the BGI entities are now included as subsidiaries for purposes of Schedule 13G filings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently comprised of Linda J. French, William F. Martin, Jr., Björn E. Olsson and Jeffrey C. Ward. None of these individuals is or has ever been an officer or employee of Saia. During fiscal 2009, no executive officer of Saia served as a director of any corporation for which any of these individuals served as an executive officer and there were no other Compensation Committee interlocks with the companies with which these individuals or Saia’s other directors are affiliated.

RELATED PARTY TRANSACTIONS

The Audit Committee of the Board of Directors is responsible for the review and approval of each related party transaction. In January 2007, the Board of Directors formalized in writing its Related Party Transaction Policies and Procedures.

The Related Party Transaction Policies and Procedures provide for approval or ratification by the Audit Committee of each related person transaction disclosable under SEC rules. The Policies and Procedures provide for the Audit Committee to review the material facts of all related party transactions that require the Audit Committee’s approval, subject to certain exceptions. If advance Audit Committee approval is not practicable, then the related party transaction shall be considered and, if the Audit Committee deems appropriate, ratified at its next regularly scheduled meeting.

In determining whether to approve or ratify a related party transaction, the Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. The Audit Committee has established standing pre-approvals for certain classes of related party transactions. In addition, the Board of Directors has given the Chair of the Audit Committee the authority to pre-approve any related party transaction in which the aggregate amount involved is less than $500,000. Each related party transaction approved pursuant to the standing pre-approvals or pursuant to the authority granted the Chair of the Audit Committee is described to the Audit Committee at its next regularly scheduled meeting.

The Company has entered into indemnification agreements with the members of its Board of Directors. Under these agreements, the Company is obligated to indemnify its directors to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys’ fees, judgments and settlement amounts incurred by them in any action or proceeding arising out of their services as a director. The Company believes that these agreements are helpful in attracting and retaining qualified directors. The Company’s Amended and Restated Certificate of Incorporation also provides for indemnification of its officers and Directors to the fullest extent permitted by the Delaware General Corporation Law.

OTHER MATTERS

We know of no other business that will be presented at the meeting. If any other matter properly comes before the shareholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

ADDITIONAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 27, 2010:

This proxy statement and our annual report to shareholders are also available to you at http://www.saia.com/v2/InvRel0.aspx?trt=SEC.

Proxy Solicitation

Saia will bear the entire cost of this proxy solicitation. In addition to soliciting proxies by this mailing, we expect that our directors, officers and regularly engaged employees may solicit proxies personally or by mail, telephone, facsimile or other electronic means, for which solicitation they will not receive any additional compensation. Saia will reimburse brokerage firms, custodians, fiduciaries and other nominees for their out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request.

Shareholder Proposals for 2011 Annual Meeting

Any shareholder who intends to present a proposal at the annual meeting in 2011 must deliver the proposal to Saia’s corporate Secretary at 11465 Johns Creek Parkway, Suite 400, Johns Creek, Georgia 30097:

•	Not later than November 26, 2010, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

•	On or after December 28, 2010, and on or before January 27, 2011, if the proposal is submitted pursuant to Saia’s By-Laws, in which case we are not required to include the proposal in our proxy materials.

By order of the Board of Directors,

James A. Darby
Secretary

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☐

Annual Meeting Proxy Card

☐     PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.     ☐

Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Nominees:		For	Against	Abstain
D1 -	John J. Holland for a term of three years	☐	☐	☐

		For	Against	Abstain
D2 -	Richard D. O’Dell for a term of three years	☐	☐	☐

		For	Against	Abstain
D3 -	Douglas W. Rockel for a term of three years	☐	☐	☐

		For	Against	Abstain
2.	Ratify the appointment of KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2010.	☐	☐	☐
Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

☐     PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.     ☐

Proxy — SAIA, Inc.

Notice of 2010 Annual Meeting of Shareholders
11465 Johns Creek Parkway
Johns Creek, Georgia 30097
Proxy Solicited by Board of Directors for Annual Meeting — April 27, 2010
Herbert A. Trucksess, III, Björn E. Olsson and James A. Darby, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Saia, Inc. to be held at the Renaissance Concourse Atlanta Airport Hotel, One Hartsfield Centre Parkway, Atlanta, Georgia 30354 on April 27, 2010 at 10:30 a.m. ET or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposals 1 and 2.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)

Electronic Voting Instructions
You can vote by Internet or
telephone! Available 24 hours a
day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 26, 2010.

Vote by Internet
•	Log on to the Internet and go to www.investorvote.com
•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.